Exhibit 10.19

MEMBERSHIP INTEREST PURCHASE & ASSIGNMENT AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE & ASSIGNMENT AGREEMENT (this “Agreement”) is executed and delivered as of April 20, 2007, among Hoya ID Fund A, LLC , a California limited liability company (“Buyer”), TELOS Identity Management Solutions, LLC, d/b/a XACTA Identity Management Solutions, a Delaware limited liability company (“Company”), and Telos Corporation, a Maryland corporation (“Telos”).

WITNESSETH:

WHEREAS, Company owns and operates an identity management business that provides commercially available off-the-shelf hardware and software, technical and access solutions services and related maintenance services (the “Business”);

WHEREAS, the Business was an unincorporated division of Telos prior to the contribution of the assets and certain liabilities of the Business by Telos to Company pursuant to the Contribution Agreement;

WHEREAS, Telos owns 99.999% of the membership interests of Company and Buyer owns 0.001% of the membership interests of Company (in their capacity as members of Company, Telos and Buyer shall be collectively referred to herein as the “Members”);

WHEREAS, certain former employees of Telos are currently employees of Company and Telos continues to provide certain benefits to such employees; and

WHEREAS, Buyer desires to acquire a 39.999% membership interest (the “Interest”) of Company from Telos and Telos desires to sell such interest to Buyer as set forth herein.

NOW, THEREFORE, in consideration of the forgoing recitals, which are made a part hereof:

1. SALE OF MEMBERSHIP INTERESTS. Upon the terms and subject to the conditions set forth in this Agreement, Telos shall, at the Closing deliver to Buyer the Interest. Telos shall transfer the Interest to Buyer free and clear of all liens, security interests, encumbrances, pledges, charges, voting trusts, equities and other restrictions on transfer of any nature whatsoever (collectively, “Adverse Claims”).

2. PURCHASE PRICE. The purchase price for the Interest is Six Million Dollars ($6,000,000) (the “Purchase Price”), which shall be paid at the Closing in immediately available funds.

3. CLOSING. Unless the parties agree otherwise, the closing of the transaction contemplated herein (the “Closing”) shall take place upon the execution of this Agreement. The date on which the Closing occurs shall be referred to as the “Closing Date.”

4. ASSIGNMENT OF MEMBERSHIP INTERESTS. In consideration for the Purchase Price, Telos hereby conveys, assigns and transfers to Buyer all of its rights to the Interest, including any prior capital contributions made to Telos in connection with the Interest, rights to distributions from Company, and rights to the capital account associated with the Interest. Subject to the terms and conditions of this Agreement, Buyer hereby accepts the Interest assigned, transferred and conveyed hereunder and agrees to execute and be bound by all of the terms, conditions and provisions of the Operating Agreement of Company, as amended from time to time.

5. REPRESENTATIONS AND WARRANTIES OF TELOS AND COMPANY. Company and Telos, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 5, except as set forth in the schedules to the subsections of this Section 5 delivered by Telos to Buyer on the date hereof (such schedules hereinafter collectively referred to as the “Disclosure Schedules” and, individually, as a “Disclosure Schedule”), are correct and complete as of the date hereof:

5.1. Organization; Authority.

(a) Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is now and has been at all times since its creation, duly authorized, qualified and licensed under all Applicable Laws to carry on its businesses in the places and in the manner as conducted at the time such activities were conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse effect on Company’s business.

(b) Telos is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is now and has been at all times since its creation, duly authorized, qualified and licensed under all Applicable Laws to carry on its businesses in the places and in the manner as conducted at the time such activities were conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse effect on Telos’s business.

5.2. Authority; No Conflicts.

(a) Company has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Any action of the Company necessary to approve the sale of the Interest has been taken.

(b) Telos has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All necessary corporate action of Telos necessary to approve this Agreement and the transactions contemplated hereby has been taken.

(c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with, or result in a breach under, any document, agreement or other instrument to which Company or Telos is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Company or Telos pursuant to any Applicable Laws; (ii) conflict with, or result in a breach of or default under, any term or condition of the limited liability company agreement or other constitutive documents of Company or the charter or bylaws of Telos; or (iii) violate any provision of any Applicable Law.

5.3. Membership Interests Ownership; Absence of Adverse Claims. Telos owns 99.999% of the membership interests in Company free and clear of all Adverse Claims. This Agreement is the valid and binding obligation of each of Company and Telos, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to the enforcement of creditors’ rights. No subscriptions, options, warrants, puts, calls, conversion rights or other commitments of any kind exist that obligate Company or Telos to cause Company to issue any membership interests of Company or otherwise relate to the sale or transfer by Company of any membership interests of Company. In addition, Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of the membership interests of Company, including the Interest or any interests therein or to pay any dividend or make any distribution in respect thereof, other than as described in its limited liability company agreement.

5.4. Ownership of Assets. Except as set forth on Schedule 5.4, Company is the owner or lessee of, and has good, valid and marketable title to, the Assets free and clear of all Adverse Claims. Except as set forth on Schedule 5.4, the Assets are all of the assets and properties that were used by Telos to carry on the Business immediately prior to the execution of the Contribution Agreement and are sufficient for the continued conduct of the Business by Company after the execution of the Contribution Agreement in substantially the same manner as conducted prior to the execution of the Contribution Agreement.

5.5. No Subsidiaries. Company has never owned or controlled and does not currently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any partnership, corporation, association or other business entity.

5.6. Financial Statements. Attached as Schedule 5.6 are copies of the following unaudited financial statements of the Business, for the period ending on March 31, 2007 (together, the “Financial Statements”). Except as set forth on Schedule 5.6, each of the Financial Statements (including all footnotes thereto) have been prepared in a manner consistent with each other and the books and records of the Business (which books and records are correct and complete), and fairly present in all material respects the financial condition, results of operations and cash flows of the Business at the dates and for the periods indicated therein. The regular books of account of the Business fairly and accurately reflect all material transactions involving the Business, and are true, correct and complete. All reserves for contingent risks are appropriate and sufficient to cover all costs reasonably expected to be incurred from such risks. Neither Telos nor Company has, since the inception of the Business, (a) made any material change in the accounting policies of Telos related to the Business or (b) effected any prior period adjustment to, or other restatement of, the financial statements of the Business for any period.

5.7. No Undisclosed Liabilities. The Business has no liabilities or obligations of any nature whatsoever (whether known or unknown, due or to become due, absolute, accrued, contingent or otherwise, and whether or not determined or determinable), except for (i) liabilities or obligations set forth on Schedule 5.7, or (ii) liabilities or obligations of a type reflected on the Financial Statements and incurred in the ordinary course of business and consistent with past practices and amounts since December 31, 2006, and Telos does not have any knowledge of any basis for the assertion of any liability or obligation against Company. No distributions have been declared to the Members that remains unpaid.

5.8. Litigation. Other than as set forth on Schedule 5.8, there is no suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or, to the knowledge of Telos, threatened, by or before any court, any Governmental Authority or arbitrator, against Company or the Business that reasonably could be expected to prevent the consummation of any of the transactions contemplated hereby, nor, to the knowledge of Telos, is there any basis for any of the foregoing. There is no suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or, to the knowledge of Telos, threatened, by or before any arbitrator, court, or other Governmental Authority, against Company or involving the businesses, properties, rights or assets of Company, or any of its Employees, agents or consultants (and relating, in the case of employees, agents or consultants to Company or its operations) or against Telos relating solely to the Business, nor, to the knowledge of Telos, is there any basis for the assertion of any of the foregoing. There are no judgments, orders, injunctions, decrees, stipulations or awards rendered by any court, Governmental Authority or arbitrator against Company or any of its Employees, agents, consultants, properties or assets (and relating, in the case of employees, agents or consultants, to Company or its operations) or against Telos relating to the Business. Company has not at any time commenced (or had commenced against it) any proceeding in bankruptcy, receivership or similar federal or state laws.

5.9. Leased and Owned Properties. Company does not own any real property, and has not owned any real property. Schedule 5.9 sets forth a complete list of all real property leased by Company, and all real property leased by Company is evidenced by a written lease agreement. All leases and documents necessary to evidence the leasehold interest of Company in the leased facilities are in the possession of Company, and true and correct copies of such leases and documents have been furnished to Buyer. Company is not in default (and will not be in default with the passage of time or the receipt of notice or both) nor has Company or Telos received notice of default, under any lease of real property or under any mortgages, deeds of trust or other instruments relative to such real property. To Telos’s knowledge, none of the landlords are in default under any such lease. All real property leased to Company is available for immediate use in the operation of the Business (or available for use on those dates and times indicated in such leases), and for the purpose for which such property currently is being utilized.

5.10. Intellectual Property. Schedule 5.10 sets forth a complete list of (i) all Intellectual Property owned, used or licensed by Company, together with the identity of the owner thereof, and (ii) all license agreements pursuant to which any Intellectual Property is licensed to or by Company. Company owns its Intellectual Property free and clear of any and all Adverse Claims, except as otherwise set forth on Schedule 5.4, or, in the case of licensed Intellectual Property, has valid, binding and enforceable rights to use such Intellectual Property to the extent provided in Schedule 5.10. Company has duly and timely filed all renewals, continuations and other filings necessary to maintain its Intellectual Property or registrations thereof. Neither Telos nor Company (i) has received any notice or claim to the effect that the use of any Intellectual Property infringes upon, conflicts with or misappropriates the rights of any other party or that any of the Intellectual Property is not valid or enforceable or (ii) has made any claim that any party has violated or infringed upon Company’s rights with respect to any Intellectual Property. Neither Telos nor Company has any knowledge that any party is infringing upon, misappropriating or engaging in the unauthorized use of any of the Intellectual Property.

The Intellectual Property set forth on Schedule 5.10 represents all of the Intellectual Property that was material to the operation of the Business immediately prior to the execution of the Contribution Agreement and is sufficient for the continued conduct of the Business by Company after the execution of the Contribution Agreement in substantially the same manner as conducted prior to the execution of the Contribution Agreement.

5.11. Material Contracts.

(a) List of Company Material Contracts. Schedule 5.11 sets forth a list of the following written, and a description of the following oral, commitments, agreements or contracts to which Company is a party or by which Company is obligated: (i) agreements for the employment of, or independent contractor arrangements with, any officer or other current Employee; (ii) any consulting agreement, agency agreement and any other service agreement that will continue in force after the Closing Date with respect to the employment or retention of sales agents or representatives, brokers, consultants, agents, legal counsel, accountants, or anyone else who is not an employee; (iii) any single contract, purchase order or commitment providing for expenditures after the date hereof of more than $25,000, individually or with respect to any single vendor in the annual aggregate amount of $50,000, or that has been entered into other than in the ordinary course of business; (iv) any contract containing covenants limiting the freedom of Company, or any officer, director or employee of Company to engage in any line or type of business or with any person or in any geographic area; (v) any commitment or arrangement to participate in a partnership, joint venture, limited liability company or other cooperative undertaking with any other Person; (vi) any bid, commitment or other proposal submitted by Company to any Person involving the provision of services or the sale of goods other than in the ordinary course of business; (vii) any commitments by Company for capital expenditures involving more than $25,000 individually or $50,000 in the aggregate; (viii) any lease, rental agreement, license or other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property that is material to the Business (except personal property leases having a value per item or aggregate payments of less than $25,000 and with a term of less than one year); (ix) any licensing agreement pursuant to which any Intellectual Property is licensed by or to Company; and (x) any other contract, commitment, agreement, understanding or arrangement that Telos deems to be material to the Business. Items the disclosure of which are contemplated by this Section 5.11(a) shall be referred to in this Agreement as “Material Contracts” whether or not such items are disclosed. The contracts set forth on Schedule 5.11 represent all of the contracts that were material to the operation of the Business prior to the execution of the Contribution Agreement and is sufficient for the continued conduct of the Business by Company after the execution of the Contribution Agreement in substantially the same manner as conducted prior to the execution of the Contribution Agreement.

(b) No Breaches or Defaults. Company is in full compliance with each, and is not in default under any, Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Company has not waived any rights under or with respect to any of the Material Contracts. Neither Telos nor Company has any knowledge, nor has Telos or Company received any notice that any party with whom Company has contractual arrangements, written or oral, is in default under any such contractual arrangements or that any event has occurred that, with notice or lapse of time or both, would constitute such a default thereunder. Each of the Material Contracts constitutes a legal, valid and binding obligation of each of the parties thereto and is enforceable against each of the parties thereto in accordance with its terms; except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors’ rights and the exercise of judicial discretion in accordance with general principles of equity.

5.12. Employee Benefits and Employment Matters. All current Employees will be provided with benefits that are comparable in the aggregate to the benefits provided to those employees by Telos immediately before the Closing Date. All current Employees will be provided with service credit under the Company’s Employee Benefit Plans and Benefit Arrangements for all periods of such employee’s employment with Telos to the same extent as such employment would be so credited had it been employment by the Company.

(a) Plans and Arrangements. Schedule 5.12(a) sets forth a true, complete and correct list of all Employee Benefit Plans and all Benefit Arrangements, and any amendments thereto, to which Telos is a party or to which Telos is obligated to contribute on behalf of the Employees. No plan has incurred any accumulated funding deficiency (as defined in section 412(a) of the Code or section 302 of ERISA), whether or not waived, nor has Telos and/or any of its ERISA Affiliates failed to make any contribution or pay any amounts due and owing as required by the terms of any such plan.

(b) Compliance with Laws and Terms of Plans. Each Employee Benefit Plan and Benefit Arrangement to which Telos is a party or to which Telos is obligated to contribute on behalf of the Employees has been operated or maintained in compliance in all material respects with all Applicable Laws, including, without limitation, ERISA and the Code, and has been maintained in material compliance with its terms. Telos has complied in all material respects with all Applicable Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and is not engaged in any unfair labor practice with respect to any of the Employees.

(c) Arrearages and Employment Disputes. Company is not liable for any arrearage of wages, any accrued or vested vacation pay or any tax or penalty for failure to comply with any Applicable Law relating to employment or labor, and there is not a controversy pending, threatened or in prospect between Company and any Employee.

(d) Severance Obligations. All current Employees may be terminated at will, without notice and without incurring any severance or other liability or obligation to the Employee in connection with the termination. Neither the execution, delivery nor performance of this Agreement nor the consummation of the Closing will (i) increase any benefits otherwise payable under any Employee Benefit Plan or Benefit Arrangement, (ii) result in the acceleration of the time of payment or vesting of any such benefit, or (iii) give rise to an obligation with respect to the payment of any severance pay.

(e) Collective Bargaining Agreements; Multiemployer Plans. None of the current Employees are subject to any collective bargaining or union agreement nor is Telos or Company required under any agreement to recognize or bargain with any labor organization or union on behalf of its Employees. None of the Employees are subject to a Muiltiemployer Plan to which Telos or Company and/or any ERISA Affiliate has, or in the preceding five years has had, an obligation to contribute.

(f) No Unfunded Liabilities. Except as set forth on Schedule 5.12(f), neither Telos nor any of its ERISA Affiliates has any current or projected liability for any unfunded post-retirement medical or life benefits in connection with any Employee.

(g) Employees. Schedule 5.12(g) sets forth a true, complete and accurate list of Company’s current Employees and as to each such Employee, his or her date(s) of hire by Telos, his or her position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation (if any)), whether such Employee is hourly or salaried, whether such Employee is union or non-union, whether such Employee is exempt or non-exempt, the number of such Employee’s accrued sick days and vacation days, whether such employee is absent from active employment, and if so, the dates such Employee became inactive, the reason for such inactive status, and, if applicable, the anticipated date of return to active employment. Except as set forth on Schedule 5.12(g), each employee of Company is an employee at will.

5.13. Tax Matters.

(a) All Taxes Paid. Company or Telos has timely filed or will timely file all federal, state, local, and other Tax Returns required to be filed with respect to income of the Business under Applicable Laws, including estimated Tax Returns and reports due on or before the date hereof and all such Tax Returns were true, complete and correct, and have paid all Taxes due and payable on or before the date hereof. Company or Telos has paid, withheld, or accrued on the Financial Statements any and all Taxes in respect of the conduct of the Business or the ownership of the property used in connection with the Business and in respect of any transactions for all periods (or portions thereof) through the close of business on the Closing Date. Accordingly, following Closing, Company will not have any liability or obligation to pay any Taxes in respect of the conduct of the Business or the ownership of Company property, and in respect of any transactions for all periods (or portions thereof) through the close of business on the Closing Date, in excess of amounts accrued as current liabilities on the balance sheet of Company as of the Closing Date. Company or Telos has withheld and paid over all Taxes in respect of the conduct of the Business required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any Employee, creditor, independent contractor or other third party. There are no Adverse Claims on any of the assets, rights or properties of the Business with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings (which are disclosed on Schedule 5.13 and for which appropriate reserves have been established on the Financial Statements). Tax Returns in respect of the conduct of the Business have never been audited by any Tax Authority, nor is any audit in process, pending or threatened (either in writing or verbally, formally or informally). There are no unresolved claims concerning any of the Business’s state, federal or local Tax liabilities for periods prior to the execution of the Contribution Agreement.

(b) Tax Reserves. The amount of Company’s or Telos’s liability for unpaid Taxes with respect to the Business for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes as such accruals shall be reflected on the balance sheet of Company as of the date hereof.

(c) Jurisdictions Where Returns Filed. Schedule 5.13 contains a list of all jurisdictions in which Company or Telos has filed Tax Returns in respect of the conduct of the Business prior to the date hereof. No claim has been made by a Tax Authority in a jurisdiction where Company or Telos does not file Tax Returns in respect of the conduct of the Business such that it is or may be subject to taxation by that jurisdiction.

5.14. Insurance Policies. Schedule 5.14 sets forth a complete and accurate list as of the date hereof of all insurance policies carried by Telos relating to the conduct of the Business and an accurate list of all insurance loss runs and workers’ compensation claims, if any, received by Company or Telos with respect to any Employee for the past policy year. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Telos’s insurance has never been cancelled and Telos has never been denied coverage.

5.15. Compliance with Law. Company and Telos have at all times conducted the Business in material compliance with all (and has not received any notice of any claimed violation of any) Applicable Laws, except for such noncompliance that would not be reasonably likely to have a material adverse effect.

5.16. Environmental Matters. Company and Telos have at all times conducted the Business in material compliance with all Environmental Laws and, except as set forth on Schedule 5.16, neither Company nor Telos has received, within five years prior to the date of this Agreement any written claims, demands, requests for information or assertions by any Person or Governmental Authority that Company or Telos is or may be liable under any Environmental Law with respect to the conduct of the Business, except for such noncompliance that would not be reasonably likely to have a material adverse effect.

5.17. Licenses and Permits. Company possesses all licenses, permits, and other governmental or non-governmental consents, certificates, approvals, or other authorizations (the “Permits”) necessary for the operation of the Business.

5.18. Consents and Approvals.

(a) Except as disclosed in Schedule 5.18, no consent, license, approval, waiver, expiration of waiting period or authorization of, or registration or declaration with, or notice to, any Governmental Authority is required to be obtained or made by Company or Telos in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Telos specifically warrants and acknowledges that in the event that the DMDC contract and other non-bid contracts of the Business are not assigned to the Company and novated by the appropriate Governmental Authority as of the Closing Date, that Telos shall enter into an exclusive subcontract with the Company to provide those services on behalf of Telos.

(b) Except as disclosed in Schedule 5.18, the execution, delivery and performance of this Agreement by Company, and the consummation of the transactions contemplated hereby by Company do not require the consent or approval of any third party.

5.19. Related Party Transactions. Schedule 5.19 contains a description of any and all transactions, contracts and other arrangements, written or unwritten, to which Company is a party, involving the furnishing of services to the Company by, the rental or purchase of real or personal property by the Company from, or otherwise involving payments by the Company to, Telos or any Affiliate of Telos, or any other entity in which Telos has a financial interest.

5.20. Broker and Finder Fees. Neither Telos nor Company has engaged any broker or finder in connection with the transactions contemplated by this Agreement. No action by Telos or Company will cause or support any claim to be asserted against Buyer or Company by any broker, finder or intermediary in connection with such transactions.

5.21. Adequate Disclosure. No representation or warranty made by Telos in this Agreement, or any statement (insofar as such statement relates to Company or Telos) contained in any Exhibit or Disclosure Schedule to this Agreement, or any certificate or document furnished or to be furnished to Buyer pursuant to the terms of this Agreement in connection with the transactions contemplated hereby, contains any untrue or misleading statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

6. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Company and Telos that the statements contained in this Section 6 are correct and complete as of the date hereof.

6.1. Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of [California] and is now and has been at all times since its creation, duly authorized, qualified and licensed under all laws applicable to Buyer to carry out its business in the places and in the manner so conducted at the time such activities were conducted except for where failure to be so authorized, qualified or licensed would not have and adverse effect on Buyer.

6.2. Authority; No Conflicts; No Lawsuits.

(a) Buyer has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All membership action of Buyer necessary to approve the acquisition of the Interest has been taken.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) conflict with, or result in a breach under, any document, agreement or other instrument to which Buyer is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Buyer pursuant to (A) any laws to which Buyer or its property is subject or (B) any judgment, order or decree to which Buyer is bound or its property is subject; (ii) conflict with , or result in a breach of or default under, any term or condition of the limited liability company agreement or other constitutive documents of Buyer; (iii) violate any provision of any law applicable to Buyer; or (iv) violate any order, judgment or decree applicable to Buyer.

(c) There is no suit, claim, action at law or in equity, proceeding or governmental investigation or audit pending, or, to Buyer’s knowledge, threatened, by or before any court, any Governmental Authority or arbitrator, against Buyer that could prevent the consummation of any of the transactions contemplated hereby, nor, to Buyer’s knowledge, is there any basis for the assertion of the foregoing.

6.3. Consents and Approvals.

(a) No consent, license, approval, waiver, expiration of waiting period or authorization of, or registration or declaration with, or notice to, any Governmental Authority is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby by Buyer do not require the consent or approval of any third party.

6.4. Investment.

(a) Buyer, on behalf of itself and its members, has had the opportunity to ask questions and to receive answers from Company and Telos with respect to the Business, results of operations and financial conditions of Company.

(b) Buyer, on behalf of itself and its members, has made an independent examination, investigation, analysis and evaluation of Company.

(c) Buyer has not, in connection with this Agreement, relied in any respect on any information, analyses or materials (other than the representations and warranties set forth herein) provided to it by Company or Telos, except as set forth on Schedule 6.4(c), and with respect to the information identified on Schedule 6.4(c) and in any management presentation made by or on behalf of the Company or presented in any other manner in connection with the transactions set forth herein, (i) any financial projection or forecast relating to the Business, including, without limitation, any financial projections or forecasts contained in the information and materials identified on Schedule 6.4(c), or presented in any other manner in connection with the proposed sale of the Interest, Buyer acknowledges that (A) there are uncertainties inherent in attempting to make such projections and forecasts, (B) it is familiar with such uncertainties, (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of such projections and forecasts furnished to it, and (D) it shall have no claim against the Company or Telos with respect thereto.

(d) Buyer and each of its members is an “accredited investor” as that term is defined by Rule 501 promulgated under the Securities Act of 1933, as amended.

6.5. Binding Agreement. This Agreement is the binding and valid obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to the enforcement of creditors’ rights.

6.6. Broker and Finder Fees. Buyer has not engaged any broker or finder in connection with the transactions contemplated by this Agreement. No action by Buyer will cause or support any claim to be asserted against Telos or Company by any broker, finder or intermediary in connection with such transaction.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF TELOS. The obligations of Telos and Company hereunder are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of the following conditions.

7.1. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be accurate on and as of the Closing Date, and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed.

7.2. Consents. All necessary notices to, consents of and filings with any Governmental Authority or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Buyer shall have been obtained and made.

7.3. No Adverse Proceeding. No action or proceeding before any Governmental Authority shall have been instituted or against Buyer or, to Buyer’s knowledge, threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

7.4. Certificates. Buyer shall have delivered to Telos a certificate to the effect that each of the conditions specified in this Article 7 have been satisfied in all respects.

7.5. Good Standing Certificate. Buyer shall have delivered to Telos a certificate, dated no earlier than 5 days prior to the Closing Date, duly issued by the appropriate Governmental Authority certifying Buyer is in good standing in its state of organization.

7.6. Intercompany Agreement. Company and Telos will enter into that certain Intercompany Agreement, in a form substantially similar to that which is attached hereto as Exhibit B (the “Intercompany Agreement”), whereby Telos shall provide certain services on behalf of the Company as set forth therein. The Intercompany Agreement shall have an effective date as of Closing.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer hereunder are subject to the completion, satisfaction or, at their option, waiver, on or prior to the Closing Date, of the following conditions.

8.1. Representations and Warranties. The representations and warranties of Telos and Company contained in this Agreement shall be accurate, correct and complete on and as of the Closing Date (or with respect to any representation or warranty that speaks as to a specific date, as of that specific date), and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Telos or Company on or before the Closing Date shall have been duly complied with and performed.

8.2. Covenants. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Telos and Company on or before the Closing Date shall have been duly complied with and performed.

8.3. No Adverse Proceeding. No action or proceeding before any Governmental Authority shall have been instituted or, to Company’s or Telos’s knowledge, threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

8.4. Consents. All necessary notices to, consents of and filings with any Governmental Authority or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Company or Telos shall have been obtained and made.

8.5. Good Standing Certificates of Telos and Company. Telos shall have delivered to Buyer a certificate, dated as of a date no earlier than 5 days prior to the Closing Date, duly issued by the appropriate Governmental Authority showing that Telos is in good standing in its state of incorporation. Telos shall have delivered to Buyer a certificate, dated as of a date no earlier than 5 days prior to the Closing Date, duly issued by the appropriate Governmental Authority showing that Company is in good standing in its state of organization and in each state where it is required to be qualified to do business.

8.6. Delivery of Amended & Restated Operating Agreement. Contemporaneously with the execution hereof, Telos and Buyer shall enter into and execute that certain amended and restated operating agreement, in the form and substance attached hereto as Exhibit A (the “Operating Agreement”).

8.7 Due Diligence Review. Buyer shall have concluded its due diligence review of Company with results satisfactory to Buyer.

8.8. Certificates. Each of Telos and Company shall have delivered to Buyer a certificate to the effect that each of the conditions specified in this Article 8 have been satisfied in all respects.

8.9. General. All actions taken by Telos and Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

9. POST CLOSING COVENANTS

9.1 Taxes. Telos irrevocably agrees to indemnify Buyer against and to hold Buyer harmless from:

(a) any and all federal, state, local, and other taxes of Company arising from the audit, examination, review or other adjustment of tax liabilities for periods ending on or prior to the Closing Date;

(b) any and all taxes, interest, penalties, additions to tax (or additional amounts imposed with respect to any such interest, penalties, or additions to tax) imposed with respect to any federal, state, local, or other taxes of Company for periods ending on or before the Closing Date; and

(c) any and all federal, state, local, or other taxes of Buyer arising as the result of any payment by Telos to Buyer in fulfillment of its obligation pursuant to this Section 9.1.

9.2 Closing Date Actions. Buyer and Telos mutually agree that they shall not, and Telos shall cause Company not to, engage in a transaction outside the normal course of business on the Closing Date.

9.3 Further Assurance. From time to time on and after the Closing Date and without further consideration, the parties hereto shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transaction contemplated hereby. Telos, also without further consideration, agrees to cooperate with Buyer and to use its reasonable efforts to have the present officers and employees of Company cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

9.4 Consents. Buyer acknowledges that Company may not have obtained certain consents and releases required to complete the contribution of certain contracts, agreements or permits included in the Assets to be contributed to Company as contemplated by the Contribution Agreement. To the extent any such consents and releases have not been obtained prior to the Closing Date, Telos and Company shall execute and deliver any documents necessary to obtain such consents and releases to complete the contribution of such Assets as contemplated by the Contribution Agreement. Any contracts, agreements or permits of the Business that cannot be contributed to Company will remain the assets of Telos until such consents and releases are obtained, and Telos and Company will take all reasonable action and do or cause to be done all such things necessary or proper in the opinion of Telos to assure that the rights of the Business under such contracts, agreements or permits are preserved for the benefit of Company and all expenses and obligations related to such contracts, agreements or permits are borne by Company. Telos and the Company shall take such steps are necessary to ensure that the Company bears any expenses and benefits from all of the profits of any such contracts, agreements or permits until such time as the consents are so obtained.

9.5 Employee Matters. The employees of the Business shall remain employed by Telos for a period not to exceed ninety (90) days following the Closing (the “Transition Period”). During this period, the Company shall use its reasonable best efforts to obtain the same or similar benefits and welfare plans as are described and set forth on Schedule 5.12(a).

Notwithstanding the foregoing, the Company shall benefit from the revenue and expenses related to those Employees who are working solely for the Company and shall reimburse Telos on a dollar for dollar basis all of the costs associated with retaining such Employees on the existing Telos Employee Benefit Plans during the Transition Period. All Employees will receive service credit for the periods in which the Employees were employed by Telos under any new Company plans to the fullest extent permitted by law.

9.6. Survival. The covenants in this Article 9 shall survive the Closing Date.

10. INDEMNIFICATION.

10.1. Survival of Representations, Warranties and Covenants. Except for the representations and warranties of Company, which shall each expire as of the Closing Date, all of the representations, warranties and covenants of any party hereto contained in this Agreement and the liabilities and obligations of the parties with respect thereto shall survive the Closing hereunder for six (6) months after the Closing Date.

10.2. Indemnification by Telos. Telos agrees that it will indemnify, defend, (as to third party claims only) protect and hold harmless Buyer, Company and their respective officers, members, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, successors and assigns at all times from and after the date of this Agreement from and against all liabilities claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys’ fees and expenses, and expenses of investigation) whether or not involving a third-party claim, arising, directly or indirectly, from or in connection with: (i) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Company or Telos, set forth herein or in the Disclosure Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto; (ii) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Company or Telos made in this Agreement; (iii) all Taxes payable by Telos in respect of the conduct of the Business for all periods prior to and including the Closing Date; (iv) all transfer and other Taxes arising from the transactions contemplated by this Agreement or by the Contribution Agreement; (v) any litigation of the Business, whether or not listed on Schedule 5.7, related to facts or circumstances that first occurred prior to the Closing Date; or (vi) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (i) through (v) of this Section 10.2 had been satisfied.

10.3. Indemnification by Buyer. Buyer agrees that it will indemnify, defend, protect and hold harmless Company and Telos, their respective heirs, executors and personal representatives, at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys’ fees and expenses and reasonable expenses of investigation) incurred by Company or Telos as a result of or incident to: (i) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties set forth herein, or in the Disclosure Schedules or certificates attached hereto or delivered pursuant hereto by Buyer; (ii) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement; and (iii) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (i) or (ii) of this Section 10.3 had been satisfied.

10.4. Procedure for Indemnification with Respect to Third Party Claims.

(a) If any third party shall notify a party to this Agreement (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other party to this Agreement (the “Indemnifying Party”) or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse consequences (which will include, without limitation, all losses, claims, liens, and attorneys’ fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld).

11. GENERAL.

11.1. Assignment; Binding Effect; Amendment. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of the corporate parties hereto, and the respective heirs and legal representatives of Telos. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

11.2. Third Party Beneficiary. No person or entity shall be a third party beneficiary to this Agreement.

11.3. Entire Agreement. This Agreement, and any of the Collateral Documents necessary to consummate the transactions contemplated by this Agreement are the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement and the Collateral Documents supersede, and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

11.4. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

11.5. Expenses of Transaction. Whether or not the transactions herein contemplated shall be consummated (i) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer under this Agreement, and (ii) Telos will pay personally the fees, expenses and disbursements of Telos and Company and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Telos and Company under this Agreement. Telos represents and warrants to Buyer that Telos has relied on its own advisors for all legal, accounting, tax or other advice whatsoever with respect to this Agreement and the transactions contemplated hereby.

11.6. Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

If to Buyer, addressed to:

Hoya ID Fund A, LLC

______________________________

______________________________

Attention:

If to Telos, addressed to:

Telos Corporation

19886 Ashburn Road

Ashburn, Virginia 20147

Attention: John Woods

If to Company, addressed to:

TELOS Identity Management Solutions, LLC

19886 Ashburn Road

Ashburn, Virginia 20147

Attention: John Woods

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section 11.6.

11.7. Certain Definitions: Terms that are capitalized and defined elsewhere in this Agreement shall have the meanings given to them where they are so defined. The following terms, whenever used in capitalized form in this Agreement, shall have the following meanings:

“Affiliate” shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

“Applicable Laws” shall mean any law, statute, ordinance, code, rule, regulation, standard, ruling, decree, judgment, award, order or other requirement of any Government Authority that is applicable to Company, Telos, or the business, assets or properties of Company.

“Assets” shall mean the assets used in the Business as of the Closing Date.

“Benefit Arrangement” shall mean any employee benefit or compensation arrangement (including employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation or holiday pay, severance pay policy, plant closing benefit, disability benefit, fringe benefit, life insurance, health benefit, hospitalization, retirement, savings, bonus, deferred compensation, stock option, award, profit sharing, seniority, and other plan, policy, practice, agreement or statement of terms and conditions, whether written or oral, providing employee or executive compensation or benefits to any Employee or any of its dependents, maintained or contributed to by Telos, and/or any of its ERISA Affiliates) other than an Employee Benefit Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Documents” shall mean the Contribution Agreement, the Operating Agreement and the Intercompany Agreement.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of April 20, 2007, by and between Telos and Company, pursuant to which the Assets were transferred by Telos to Company.

“Employee Benefit Plan” shall mean each “employee benefit plan,” as defined in Section 3(3) of ERISA, that provide benefits to any Employee and are maintained or contributed to by Telos or any of its ERISA Affiliates, but excluding Multiemployer Plans.

“Employees” shall mean all current employees, former employees and retired employees of the Business.

“Environmental Laws” shall mean any and all past, present and future laws, statutes, regulations, rules, orders, consents, decrees, or governmental requirements that relate to or otherwise impose liability or standards of conduct concerning Hazardous Materials or the use, storage, disposal, transportation, cleanup, discharge, release or disposal of any Hazardous Materials into air, water or land, including (but not limited to) the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Clean Water Act; the Clean Air Act of 1963, as amended; the Occupational Safety and Health Act of 1970, as amended; the Toxic Substances Control Act, as amended; Superfund or Superlien laws, federal regulations for the Process Safety Management of Highly Hazardous Chemicals pursuant to 29 CFR §1910.119 et.seq. and the Chemical Accident Prevention provisions at 40 CFR Part 68, or any other similar federal, state or local statutes that otherwise relate to the protection of human health or the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that is treated as a single employer with the Person in question under Section 414(b), (c), (m) or (o) of the Code.

“Governmental Authority” shall mean any government or state (or any subdivision thereof), whether domestic, foreign or multinational, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

“Intellectual Property” shall mean all (i) patents, patent applications and patent disclosures, (i) trademarks (whether registered or unregistered), servicemarks, trade dress, trade names, logos and domain names and applications for registration thereof together with all of the goodwill associated therewith, (ii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, together with all authors’ and moral rights, (iv) computer software (including, without limitation, source code, object code, macros, scripts, objects, routines, modules and other components), data, data bases and documentation thereof, (iii) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, techniques, methods, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, marketing plans and customer, prospect and supplier lists and information)

“Intercompany Agreement” shall have the meaning ascribed to it in Section 7.6.

“Knowledge” shall mean, with respect to representations or warranties that are qualified by a party’s knowledge, the actual knowledge of such party or any of such party’s officers, directors or employees (with respect to Telos, only those officers, directors or employees who are directly involved in the Business).

“Multiemployer Plan” shall mean a plan described in Sections 3(37) and 4001(a)(3) of ERISA to which Company or an ERISA Affiliate has an obligation to contribute.

“Operating Agreement” shall have the meaning ascribed to it in Section 8.6.

“Person” shall mean any individual, corporation, unincorporated association, business trust, estate, partnership, limited liability company, limited liability partnership, trust, government or any agency or political subdivision thereof, or any other entity.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, windfall profit, alternative or add on minimum, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority.

“Tax Returns” shall mean all returns (including information returns and amended returns), declarations, reports, claims for refunds, estimates and statements regarding Taxes, required to be filed under Applicable Laws.

11.8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.9. No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

11.10. Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

11.11. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

11.12. Construction. The parties have participated jointly in the negotiation of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including, without limitation. The parties intend that representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

{Signatures appear on next page}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HOYA ID FUND A, LLC

By:	/s/ Eric Choi
Name: Eric Choi
Title: CEO

TELOS IDENTITY MANAGEMENT SOLUTIONS, LLC

By:	/s/ Mark Griffin
Name: Mark Griffin
Title: President

TELOS CORPORATION

By:	/s/ John Wood
Name: John Wood
Title: CEO

EXHIBIT A

AMENDED AND RESTATED

OPERATING AGREEMENT

THE INTERESTS DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE OR JURISDICTION. NO SALE, OFFER TO SELL, OR OTHER TRANSFER OF THESE INTERESTS MAY BE MADE BY A MEMBER UNLESS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR UNLESS IN THE OPINION OF COUNSEL TO TELOS IDENTITY MANAGEMENT SOLUTIONS, LLC THE PROPOSED DISPOSITION FALLS WITHIN A VALID EXEMPTION FROM THE REGISTRATION PROVISIONS OF THOSE ACTS.

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

TELOS IDENTITY MANAGEMENT SOLUTIONS, LLC

(d/b/a XACTA Identity Management Solutions)

This AMENDED AND RESTATED OPERATING AGREEMENT (hereinafter referred to as “this Agreement”) is made and entered into as of the 13th day of April, 2007, by and among the undersigned.

EXPLANATORY STATEMENT:

A. TELOS Identity Management Solutions, LLC (the “Company”) was formed as a limited liability company under the Delaware Limited Liability Company Act (the “Act”) pursuant to the Certificate of Formation filed with the Secretary of State of the State of Delaware on April 11, 2007. The Certificate of Formation is hereby ratified, confirmed and approved by the Members. The Company was governed by an Operating Agreement dated as of April 11, 2007 (the “Operating Agreement”).

B. The Members hereby amend and restate the Operating Agreement in its entirety to reflect the transfer by Telos Corporation of thirty-nine and 999/1000 percent (39.999%) Percentage Interests to Hoyas ID Fund A, LLC, in accordance with the terms of that certain Assignment of Membership Interests dated as of the same date hereof and to regulate and establish the affairs of the Company and the relations of its Members.

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, each to the others, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

FORMATION

Section 1.01. Name. The name of the Company shall be “TELOS Identity Management Solutions, LLC.”

Section 1.02. Principal Office and Registered Agent of Company. The address of the initial principal office of the Company is 19886 Ashburn Road, Ashburn, Virginia 20147-2358. The Company may have such other or additional offices as the Board of Directors may determine. The registered agent and registered office of the Company shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Section 1.03. Term. The Company commenced on the date its Certificate of Formation was filed with the Secretary of State of the State of Delaware. Unless terminated pursuant to the further provisions of this Agreement, the Company shall have a perpetual existence.

ARTICLE II

DEFINED TERMS

Throughout this Agreement, the word or words listed below within quotation marks shall have the meanings which follow them:

“Act” - The Delaware Limited Liability Company Act.

“Additional Member” – A Member admitted to the Company other than as an assignee or transferee of all or a portion of a previously admitted Member’s Interest in the Company.

“Affiliate” - A Person who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with a Member. The term “control” as used herein (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to: (i) vote 5% or more of the outstanding voting securities of a corporate Member or such Person; or (ii) otherwise direct the management policies of a Member or such Person by contract or otherwise.

“Agreement” - This Amended and Restated Operating Agreement, as amended from time to time.

“Bankruptcy” - With respect to the Class A Member:

(i) the commencement of a proceeding in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Code (as now or in the future amended) or an admission by it seeking the relief therein provided;

(ii) its making an assignment for the benefit of creditors;

(iii) its consenting to the appointment of a receiver for all or a substantial part of its property;

(iv) its being adjudicated bankrupt or insolvent;

(v) the entry of a court order appointing a receiver or trustee for all or a substantial part of its property without its consent; or

(vi) the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of its property.

“Board of Directors” - The Board of Directors appointed pursuant to Section 6.02 or any authorized manager, officer, or agent elected by it.

“Borrowing Rate” - The rate of interest that the Class A Member is charged on its line of credit with Wells Fargo Bank, N.A.

“Business” – The creation, development, management, operation, marketing and exploitation of identity management and related technologies.

“Capital Account” - With respect to any Member (i) the amount of money contributed by it to the Company, (ii) the fair market value of property contributed by it to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) and (iii) allocations to it of Company income and gain (or items thereof), and decreased by (iv) the amount of money distributed to it by the Company, (v) the fair market value of property distributed to it by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (vi) all allocations to it of expenditures of the Company described in Section 705(a)(2)(B) of the Code, and (vii) allocations of Company loss and deduction (or item thereof); subject to such other adjustments required by Treas. Reg. § 1.704-1(b)(4) (or any corresponding successor provisions). Upon the determination by the Board of Directors, the Capital Accounts of the Members may be restated to their fair market values in connection with the admission of an Additional Member or an additional Capital Contribution by an existing Member. In all events, such Capital Account shall be maintained in accordance with the Treasury Regulations promulgated under Section 704(b) of the Code.

“Capital Contribution” - The amount of cash and the fair market value of assets (as of the date of this Agreement or, if applicable, any future date of contribution), net of any liabilities, contributed to the Company by each Member. Any reference in this Agreement to the Capital Contribution of a then Member shall include a Capital Contribution previously made by any prior Member with respect to the Interest of such then Member.

“Capital Transaction” - A sale, exchange or other disposition of all or substantially all of the Company’s assets.

“Capital Transaction Proceeds” - All cash receipts from a Capital Transaction (other than a Liquidating Capital Transaction) plus any amounts released from reserves from a Capital Transaction less (i) all cash expenditures associated with a Capital Transaction and (ii) such amounts reserved for future operating expenses, as the Board of Directors may determine.

“Cash Flow” - For any fiscal year, all cash receipts of the Company (other than receipts with respect to Capital Contributions, Capital Transactions and Liquidating Capital Transactions) plus amounts released from reserves, less (i) all cash expenditures (other than expenditures with respect to Capital Transactions and Liquidating Capital Transactions) including fees paid to Members under Section 8.03, and (ii) such reasonable reserves to meet anticipated expenses or liabilities of the Company, including but not limited to, operating expenses, debt service and reserves for capital expenditures, as the Board of Directors shall determine from time to time.

“Class A Member” - The Person designated as a Class A Member on Exhibit A and any substitute Members who are an assignee or transferee of a Class A Member.

“Class B Member” – The Person designated as a Class B Member on Exhibit A and any substitute Members who are an assignee or transferee of a Class B Member.

“Code” - The Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Company” - This limited liability company.

“Immediate Family” - The spouse, child, stepchild, grandchild, sibling, parent, niece, nephew or personal representative of a Person or a trust for the benefit of any of the foregoing. Notwithstanding the foregoing, a spouse of a Person who is legally separated from the Person shall not be included in the definition of Immediate Family.

“Initial Period” - the eighteen (18) month period beginning on the date of this Agreement.

“Interest” - The entire ownership interest of a Member in the Company.

“Liquidating Capital Transaction” - A Capital Transaction made in contemplation of and pursuant to a plan or intent to liquidate and dissolve the Company as soon as practicable thereafter.

“Liquidating Capital Transaction Proceeds” - All cash receipts from a Liquidating Capital Transaction plus any amounts released from reserves as a result of such Liquidating Capital Transaction less all cash expenditures associated with such Liquidating Capital Transaction.

“Members” - Any and all Persons designated as Members on Exhibit A, or any Person who becomes a Member as provided herein, in such Person’s capacity as a Member of the Company. Such term shall include and refer to two or more Members if more than one Member shall at any time exist hereunder. A Member may be designated to be in more than one class of Members. If no class is specified, a reference to Members shall include Members of all classes.

“Percentage Interest” - The Percentage Interest opposite a Member’s name on Exhibit A, as modified pursuant to this Agreement. In the event of a change in a Member’s Percentage Interest in the Company, the Board of Directors shall amend Exhibit A to reflect such change.

“Persons” - Individuals, partnerships, limited liability companies, corporations, unincorporated associations, trusts, estates, governmental authorities and other entities.

“Securities Act” - The Securities Act of 1933, as amended.

“State” - The State of Delaware.

“State Acts” – The securities laws of the State or any other jurisdiction.

“Transfer” - When used as a noun, the voluntary or involuntary sale, assignment, substitution, transfer or other disposition (whether by gift, operation of law or otherwise), with or without consideration, of an Interest, and when used as a verb shall mean to cause or make any such sale, assignment, transfer or other disposition.

ARTICLE III

BUSINESS AND PURPOSE OF THE COMPANY

The purposes for which the Company has been formed are (a) to exploit, develop, license, commercialize, and otherwise deal with identity management and related technologies; (b) to conduct any other lawful business as may be approved by the Members of the Company in the manner provided in this Agreement; and (c) to do all things necessary, convenient or incidental to the foregoing. The Company may enter into such contracts, agreements, ventures or arrangements with such other Persons as may be deemed necessary by the Board of Directors to accomplish any of its purposes. The Company shall have the power to do all things which the Board of Directors believes to be necessary and appropriate in furtherance of the Company’s purposes.

ARTICLE IV

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.01. Capital Contributions; Guarantees; Loans.

A. (i) Each of the Members has contributed cash or property as its Capital Contribution to the Company (or has been credited amounts as a Capital Contribution due to a purchase of Percentage Interests) with a value in the amount of the “Capital Contribution” set forth on Exhibit A.

(ii) The Class A Member contributed certain assets to the Company in accordance with that certain Contribution Agreement dated as of April 11, 2007 (the “Contribution Agreement”). Among other assets contributed to the Company, the Class A Member granted the Company certain rights to use the names “Telos” and “XACTA” in the Business. As set forth in such Contribution Agreement, the Company’s right to use the names “Telos” and “XACTA” shall terminate upon dissolution of the Company. To the extent that contracts used by the Class A Member in the Business can not, by their terms, be assigned to the Company, the Company shall be the exclusive provider of services under such contracts and the Class A Member shall collect all revenues under such contracts and transfer all such revenues to the Company. In addition, to the extent that any employee of the Class A Member who provides services exclusively for the Business (a “Telos Employee”) is a participant in any retirement plan of the Class A Member, the Telos Employee shall continue to be employed by the Class A Member until the Company has established its own retirement plans. All expenses and costs associated with a Telos Employee (including salary, employment taxes and benefits) that are incurred by the Class A Member after the date of this Agreement shall be reimbursed by the Company to the Class A Member.

B. Except as otherwise provided in this Agreement, the Members shall not be required to lend any funds to the Company, make additional Capital Contributions or guarantee any loans for the Company. Notwithstanding the foregoing, the Class A Member shall be responsible for and pay all fees, expenses and disbursements of the Company incurred in connection with the purchase of the portion of the Percentage Interest of the Class A Member by the Class B Member described in the Recitals to this Agreement. Such fees, expenses and disbursements shall be treated as expenses of the Class A Member and not the Company and shall be allocated solely to the Class A Member.

C. In the event that the Board of Directors determines that additional funds are required by the Company in the ordinary course of its business, then the Class A Member shall lend such needed funds to the Company. Any such loans by the Class A Member shall bear interest at the Borrowing Rate. Any such loan, plus accrued interest, shall be repaid to the Class A Member prior to any distributions of Cash Flow or Capital Transaction Proceeds to the Members under Section 5.03. Notwithstanding the foregoing, the parties agree that the Class A Member shall not be required to make any loans to the Company (pursuant to Section 4.0 1(C) of the Operating Agreement or otherwise) if the making of such loans would constitute a violation of the Loan and Security Agreement dated as of October 21, 2002 by and among the Class A Member, Wells Fargo Foothill, Inc., as Agent and the Lenders (as defined therein) among others (as amended from time to time, the “Loan Agreement”) or if a Default or Event of Default (as such terms are defined in the Loan Agreement) would occur immediately after giving effect to such loans.

D. The provisions of this Section 4.01 regarding capital calls and loans shall not be enforceable by any creditors of the Company.

Section 4.02. Capital Accounts.

A. An individual Capital Account shall be maintained for each Member. Each Member’s Capital Account shall be computed and maintained in accordance with the Treasury Regulations promulgated under Section 704(b) of the Code.

B. No interest shall be paid on any present or future Capital Account.

ARTICLE V

ALLOCATION OF PROFITS AND LOSSES;

CERTAIN TAX MATTERS; DISTRIBUTIONS

Section 5.01. Allocation of Profits and Losses. Except as provided in Sections 5.03.E, 5.05 and 5.06, the profits and losses of the Company for each fiscal year of the Company shall be allocated among the Members as follows:

A. First, only on a Capital Transaction to the Class A Member to the extent of any accrued return on a Class A Deferred Distribution; and

B. Second, to the Members in proportion to their respective Percentage Interests.

Section 5.02. Determination of Profits and Losses. The net profits or net losses of the Company shall be determined in accordance with the accounting methods followed for federal income tax purposes and otherwise in accordance with sound accounting principles and procedures applied in a consistent manner. An accounting shall be made for each fiscal year by the Company as soon as possible after the close of each such fiscal year, to determine the Members’ respective shares of net profits or net losses of the Company, which shall be credited or debited, as the case maybe, to the Members’ respective Capital Accounts. For tax purposes, all items of income, gain, loss, deduction or credit shall be allocated to and among the Members in the same proportion in which they share profits and losses.

Section 5.03. Distributions of Cash Flow and Capital Transaction Proceeds.

A. Subject to Section 5.03.C, Cash Flow shall be distributed to the Members only when and to the extent determined by the Board of Directors as follows:

(i) During the Initial Period, Cash Flow shall be determined on a quarterly basis and shall be distributed to the Members on each calendar quarter as follows:

(1) First, to the Class B Member in an amount equal to Four Hundred Fifty Thousand Dollars ($450,000.00); and

(2) Second, to the Class A Member.

(ii) Following the Initial Period, Cash Flow shall be distributed to the Members on each calendar quarter as follows:

(1) First, if the amount distributed to the Class B Member under Section 5. 03.A(i)(l) is equal to less than the Percentage Interest of the Class B Member multiplied by the Cash Flow during the Initial Period (the amount by which the distributions are less than the Class B Member’s share shall be referred to as the “Class B Shortfall”), all Cash Flow shall be distributed to the Class B Member until the Class B Member has received cash distributions equal to its Percentage Interest multiplied by the Cash Flow of the Company since the date of this Agreement;

(2) Second, if the amount distributed to the Class A Member under Section 5.03 .A(i)(1) is equal to less than the Percentage Interest of the Class A Member multiplied by the Cash Flow during the Initial Period (the amount by which the distributions are less than the Class A Member’s share shall be referred to as the “Class A Shortfall”), all Cash Flow shall be distributed to the Class A Member until the Class A Member has received cash distributions equal to its Percentage Interest multiplied by the Cash Flow of the Company since the date of this Agreement, unless the Class B Member elects to have the Company pay the Class A Member the “Class A Deferred Distribution” in accordance with Section 5.03.E, below;

(3) Third, to the Members in proportion to their respective Percentage Interests.

B. Subject to Section 5.03.C, Capital Transaction Proceeds shall be distributed to the Members only when and to the extent determined by the Board of Directors as follows:

(i) First, to the Class A Member, to the extent of any Class A Deferred Distribution and any accrued return thereon;

(ii) Second, to the Class B Member, to the extent of any Class B Shortfall to the extent it has not been made up under Section 5.03.A(ii)(l); and

(iii) Third, to the Members in proportion to their respective Percentage Interests.

C. In the event Cash Flow or Capital Transaction Proceeds are insufficient to make a distribution of the full amount determined to be made by the Board of Directors under any provision of Section 5.03.A, the Cash Flow available for such distribution (after full funding of all higher priority distributions) shall be distributed among the Members in proportion to the amount they would have received under such provision had sufficient Cash Flow been available.

D. Liquidating Capital Transaction Proceeds shall be distributed among the Members in accordance with Section 9.04.

E. The Board of Directors shall notify the Members within ten (10) days after the end of the Initial Period whether there is a Class A Shortfall, a Class B Shortfall or no Shortfall (the “Shortfall Notice”). In the event that a Class A Shortfall exists, the Class B Member shall have ten (10) days from the receipt of the Shortfall Notice to elect to have such Class A Shortfall be treated as the “Class A Deferred Distribution.” The Class A Deferred Distribution shall be entitled to a return at the Borrowing Rate determined as of the last day of the Initial Period, which shall accrue beginning as of October 15, 2007, and shall be paid to the Class A Member in accordance with Section 5.03.B. The Class B Member may, at any time, elect to have Cash Flow that would be distributable to the Class B Member under Section 5.03.A.(ii)(3) be distributed to the Class A Member to the extent of the Class A Deferred Distribution, plus the accrued return thereon. If such an election is made, an amount of profit equal to the return on the Class A Deferred Distribution that is being distributed will be allocated to the Class A Member.

Section 5.04. Right to Distributions. No Member shall have the right to receive distributions of property from the Company. No Member shall have the right to receive, and the Board of Directors shall not have the right to make, distributions to a Member which include a return of all or any part of its Capital Contribution, except to the extent of Cash Flow distributions, and Company property available for distribution on dissolution of the Company, if any.

Section 5.05. Special Allocations Regarding Excess Deficits and Minimum Gain. Notwithstanding anything to the contrary contained in this Article V, the allocations of income or gain described in Treas. Reg. Sections 1.704-1 (b)(2)(ii)(d) (last paragraph) and 1.704-2(f) shall be made in the circumstances described in such sections of such Treasury Regulations or any successor provisions thereto. This Section 5.05 is intended to constitute a qualified income offset provision and minimum gain chargeback provision under such sections of such Treasury Regulations and shall be so interpreted for all purposes.

Section 5.06. Minimum Allocations Required Under Section 704(c)(l)(A) of the Code. Notwithstanding any other provision of this Agreement to the contrary, to the extent a Member is required to take into account an item of profit or loss under Section 704(c)(1)(A) of the Code (or any provisions contained in the Treasury Regulations under 704(b) of the Code providing for substantially equivalent treatment), such allocation shall override all other allocations contained herein but shall not affect a Member’s Capital Account to the extent the economic value of such profit or loss has already been reflected in such Member’s Capital Account.

ARTICLE VI

THE BOARD OF DIRECTORS: RIGHTS, POWERS AND DUTIES

Section 6.01. Powers of the Board of Directors. In addition to the powers now or hereafter granted an authorized person of a limited liability company under applicable law or which are granted the Board of Directors under any provisions of this Agreement, the Board of Directors shall have full, exclusive and complete discretion, power and authority, subject in all cases to the provisions of this Agreement and the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated, to make all decisions affecting such business and affairs, to adopt such accounting rules and procedures as it deems appropriate in the conduct of the business and affairs of the Company and to do all things which it deems necessary or desirable in the conduct of the business and affairs of the Company, including without limitation, (subject to the limitations provided in this Article VI and elsewhere in this Agreement) for Company purposes, the power:

A. to receive and expend capital and receipts of the Company, to maintain and operate books of account in the Company’s name and to incur obligations and liabilities on behalf of the Company in furtherance of the Company’s business;

B. to employ such Affiliates and personnel as it shall deem desirable or advisable for the conduct of Company activities, including permanent, temporary or part-time employees and outside contractors or consultants, and to determine their compensation and other terms of employment;

C. to borrow money for Company purposes on any terms it sees fit and, in connection therewith, to issue evidences of indebtedness, to refinance existing indebtedness, and to pledge or hypothecate or otherwise encumber any of the assets and revenues of the Company.

D. to take such action and execute and deliver such documents as may be required in connection with any note, lease, bond, indemnity, security agreement, escrow, bank letter of credit or otherwise in connection with the financing or refinancing of the Company’s property;

E. to enter into, perform and carry out contracts of any kind, including contracts with Affiliates, necessary to, in connection with or incidental to the accomplishment of the purpose of the Company;

F. to manage, develop and lease the Company’s property;

G. to purchase, at the expense of the Company, liability and other insurance to protect Company assets, as the Board of Directors in its best judgment deems prudent;

H. to do any and all other things affecting the rights and obligations of the Company, including, without limiting the generality of the foregoing, the employing of attorneys and the incurring of other legal expenses and the conduct or settlement of claims and litigation;

I. to establish reasonable reserve funds for future expenses of the Company and other future capital requirements;

J. to enter into any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and contracts may be lawfully carried on or performed by a limited liability company under the laws of the State; and

K. to appoint a tax matters partner for all purposes under the Code and all regulations promulgated thereunder.

Section 6.02. Number, Election and Voting of Directors.

A. The business, assets and operations of the Company shall be managed by the Board of Directors. Except as otherwise specifically provided in this Agreement, all Company decisions shall require the approval of a majority of the members of the Board of Directors. Any action taken by the Board of Directors pursuant to this Article VI shall constitute the action of and serve to bind the Company.

B. The Board of Directors shall be comprised of five (5) members. Three (3) of the members of the Board of Directors shall be appointed by the Member who has a majority of the Percentage Interests of all Members. Two (2) of the members of the Board of Directors shall be appointed by the other Member of the Company. One member of the Board of Directors shall be designated Chairman of the Board of Directors. Each member of the Board of Directors shall be entitled to one vote on each matter that may properly come before the Board of Directors. The initial members (the “Initial Members”) of the Board of Directors shall be:

John B. Wood

Bernard Bailey

Bill Dvoranchik

Joe Flanagan

John O’Brien

John B. Wood shall be designated the Chairman of the Board of Directors. If any member of the Board of Directors shall die, resign or be removed, the Member who appointed him or her shall appoint a successor to fill the resulting vacancy. Notwithstanding the foregoing, at any time that there is a change in the Percentage Interests of the Members, the Member who has a majority of Percentage Interests may remove one of the members of the Board who was originally appointed by the other Member and appoint a new director. A member of the Board of Directors may be removed with or without cause by the Member who appointed him or her.

C. Meetings of the Board of Directors shall be held at the Company’s principal place of business or such other location within the United States of America as the Chairman of the Board of Directors may designate. Regular meetings of the Board of Directors shall be held not less often than quarterly and at such dates and times as the Chairman of the Board of Directors may determine. Special meetings of the Board of Directors may be called at any time by any member of the Board. Members of the Board of Directors may participate in meetings by means of a telephone conference call or similar communication equipment if all persons participating in the meeting can hear and speak to each other at the same time. Participation in a meeting by these means constitutes presence in person at such meeting. Notice of the place, day and hour of each meeting of the Board of Directors shall be given to each member not less than one (1) week before the meeting. Such notice need not be written; may be given by mail, telephone, telegram, in person, or by any other reasonable means of communication; and shall specify the purpose or purposes of the meeting. No notice of any meeting of the Board of Directors need be given to any member who attends, or to any member who, in writing executed and filed with the records of the meeting either before or after the holding of the meeting, waives such notice. The presence of a majority of the members of the entire Board of Directors shall constitute a quorum for transacting business and the action of a majority of the members of the Board of Directors present at any meeting at which a quorum is present shall be the action of the Board of Directors unless the concurrence of a greater proportion is required for the action by statute, the Certificate of Formation, or this Agreement. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action, shall be signed by all of the members of the Board of Directors. At any meeting of the Board of Directors each member shall be entitled to have an additional person present at the meeting. This person may participate in Board of Directors discussions but shall not be entitled to vote on any matters which are to be voted upon by members of the Board of Directors.

Section 6.03. Officers. The Board of Directors may appoint such managers, officers or agents, who shall have such titles and such powers and duties as the Board of Directors may from time to time designate for the proper conduct of the business of the Company. Such managers, officers and agents need not be members of the Board of Directors and shall serve at the pleasure of the Board of Directors. Mark Griffin shall be appointed to serve as President. The same individual may simultaneously hold more than one office. Any officer of the Company may be removed summarily with or without cause, at any time, by the Board of Directors. The Board of Directors shall have the power to fix the compensation of the officers, managers and agents appointed by it, subject to the provisions of this Agreement.

ARTICLE VII

ASSIGNMENTS

Section 7.01. Voluntary Transfer.

A. No Member shall voluntarily Transfer all or any part of its Interest without obtaining the consent of the other Member and complying with the provisions of Section 7.01.B., unless the transfer is in accordance with Section 7.01 .D, Section 7.03, Section 7.04 or Section 7.05.

B. No Transfer of all or any portion of an Interest by a Member shall be effective as against the Company unless and until such transferee, purchaser, assignee or donee (i) executes and delivers such documents, and takes such other action as the Board of Directors shall deem necessary or advisable to cause it to become a substitute Member, (ii) shall pay all reasonable expenses required by the Board of Directors to be paid in connection therewith, and (iii) shall, if requested by the Board of Directors, present an opinion of counsel, acceptable to counsel to the Company, that such assignment would not violate applicable state and federal securities laws or adversely affect the status of the Company as a partnership for federal income tax purposes and as a limited liability company under the laws of the jurisdictions in which the Company is doing business.

C. No transfer, sale, assignment, substitution or other disposition of all or any portion of a Member’s Interest shall be effective to convey the subject matter thereof until all documents shall have been executed and filed and all other acts shall have been performed as specified in Sections 7.01.A and 7.01.B.

D. If the Board of Directors approves a sale of all of the Interests in the Company to a third party purchaser, then each Member hereby agrees to transfer its Interest to such third party purchaser in accordance with the terms and for the purchase price approved by the Board of Directors.

Section 7.02. Binding Agreement. In the event that any Interest is transferred pursuant to Section 7.01 .A, all such Interests shall remain subject to the provisions and restrictions of this Agreement, and the transferee shall be bound by all obligations of the transferor under this Agreement. Any purported transfer of any Interest in violation of any provision of this Agreement shall be void and without effect, and shall not operate to transfer any interest or title to the purported transferee. In the event that any purported transfer of an Interest not made in compliance with the provisions of this Agreement is nonetheless recognized as valid by a court having jurisdiction, notwithstanding the provisions of this Agreement to the contrary, then all such Interests shall remain subject to the provisions and restrictions of this Agreement, and the transferee shall be subject to, and bound by, all restrictions, limitations and obligations of the transferor Member under this Agreement, including any under this Article VII, if applicable; provided, that the foregoing shall not be deemed a consent by the parties hereto to any such purported transfer of an Interest or a waiver of any of the provisions of this Agreement.

Section 7.03. Option to Purchase Class A Member’s Interest.

A. Upon the occurrence of any of the following events: (i) the involuntary termination of John B. Wood as CEO and Chairman of the Class A Member; (ii) the Bankruptcy of the Class A Member; or (iii) the transfer or issuance of more than fifty-one percent (51%) of the stock of the Class A Member to a third party (each of which shall be referred to as a “Class B Option Event”), then the Class B Member shall have an option to purchase, and the Class A Member shall be obligated to sell (unless it elects to purchase the Interest of the Class B Member under Section 7.03 .C), a portion of the Class A Member’s Percentage Interest representing twenty percent (20%) of the Percentage Interests in the Company (the “Option Interest”) in accordance with this Section 7.03. The Class A Member must notify the Class B Member of the occurrence of a Class B Option Event within five (5) days of such occurrence (the “Event Notice”). Notwithstanding the foregoing, the Class B Member’s option under this Section 7.03 shall not be exercisable if there is, at the time of the Class B Option Event, a letter of intent to sell the Company, a binding contract to sell all of the assets of, or Interests in, the Company, or a standstill for due diligence with respect to a sale of the Company. If any of the preceding circumstances exist, the time for exercising the Class B Member’s option under this Section 7.03 shall toll until such time as such circumstance no longer exists and such date shall be considered the date of the Class B Option Event.

B. Within five (5) days of receipt of the Event Notice, the Class B Member may notify the Class A Member in writing of its intent to purchase the Option Interest (the “Exercise Notice”). Unless the Class A Member requests an appraisal of the Company, the purchase price for the Option Interest shall be equal to Three Million Dollars ($3,000,000.00) if the Class B Option Event occurs during the Initial Period. Any request by the Class A Member for an appraisal to be done must be made to the Class B Member in writing within five (5) days of the receipt by the Class A Member of the Exercise Notice. If the Class B Option Event occurs after the Initial Period, then the purchase price for the Option Interest shall be determined by the appraisal process described below. If the Class A Member requests an appraisal or the Class B Option Event occurs after the Initial Period, the Company shall select a nationally recognized investment banker ranked by Investment Dealers Digest as a top financial advisor for deal sizes less than One Hundred Million Dollars ($100,000,000.00). Any such appraisal must be completed within forty-five (45) days from the date of the Class B Option Event. If the Class B Option Event occurs during the Initial Period, the higher of (x) Three Million Dollars ($3,000,000.00) or (y) the value of the Option Interest determined by the appraiser (the “Appraised Value”) shall be the purchase price for the Option Interest.

C. Upon the determination of the purchase price under Section 7.03.B, the Class A Member may choose to instead purchase the entire Interest of the Class B Member. The Class A Member must notify the Class B Member in writing of its intent to purchase the Class B Member’s Interest within five (5) days of the determination of the purchase price. The purchase price for the Class B Member’s Interest shall be equal to either (x) twice the Appraised Value of the Option Interest if the Appraised Value is the purchase price under Section 7.03.B above; provided that, the appraiser who determined such Appraised Value shall make appropriate adjustments to reflect the fact that the Company will not need to pay fees or other amounts to the Class A Member for the use of the name XACTA following the purchase; or (y) Six Million Dollars ($6,000,000.00), plus, an amount equal to Four Hundred Fifty Thousand Dollars ($450,000.00) for each calendar quarter of the Company between the date of this Agreement and the closing on the purchase of the Class B Member’s Interest (pro-rated for any partial quarters), less amounts distributed to the Class B Member under Section 5.03 .A(i)(1) if the Class B Option Event occurs during the Initial Period and the Appraised Value is not the purchase price.

D. [DELETED]

Section 7.04. Option to Purchase Class B Member’s Interest.

A. In the event that more than fifty percent (50%) of the ownership interests in the Class B Member are Transferred to Persons other than individuals who are members of the Immediate Family of the initial owners of the Class B Member without the consent of the Company (the “Class B Member Governing Event”), the Class A Member shall have an option to purchase, and the Class B Member shall be obligated to sell if such option is exercised, the entire Interest of the Class B Member. The Class B Member shall notify the Company of the occurrence of a Class B Member Governing Event within five (5) days of such event. The option to purchase may be exercised at any time following the occurrence of the Class B Member Governing Event and shall not expire. If the Class A Member desires to elect to purchase the Interest of the Class B Member, the Class A Member shall provide the Class B Member with written notice of the intention to purchase the Interest pursuant to the terms of this Section 7.04 and shall be for the purchase price provided for in Section 7.04.B.

B. The purchase price for the Class B Member’s Interest shall be equal to the Capital Contributions of the Class B Member plus either (a) if the purchase occurs during the Initial Period, Four Hundred Fifty Thousand Dollars ($450,000.00) for each calendar quarter of the Company between the date of this Agreement and the closing on the purchase (pro-rated for any partial quarters), less amounts distributed to the Class B Member under Section 5.03.A(i)(1), or (b) if the purchase occurs after the Initial Period, any unpaid Class B Shortfall amount, if there is any.

Section 7.05. Option to Sell Class B Member’s Interest.

A. If, after the date that is four (4) years from the date of this Agreement (the “Fourth Anniversary”), there is not either (a) a letter of intent to sell the Company, (b) a binding contract to sell all of the assets or Interests in the Company, or (c) a standstill for due diligence with respect to a sale of the Company (each of which shall be considered a “Sales Event”), the Class B Member shall have the option to sell, and the Class A Member shall be obligated to purchase if such option is exercised, the entire Interest of the Class B Member. Such option may be exercised by giving written notice to the Class A Member at anytime after the Fourth Anniversary if no Sales Event then exists. If the Class A Member and the Class B Member are unable to agree on the purchase price for the Interest, the purchase price shall be determined in accordance with Section 7.05.B.

B. The Company shall select a nationally recognized investment banker ranked by Investment Dealers Digest as a top financial advisor for deal sizes less than One Hundred Million Dollars ($100,000,000.00). Any such appraisal must be completed within forty-five (45) days from the date of the exercise of the option under Section 7.05.A. The determination of the purchase price by such appraiser shall be binding on the parties.

Section 7.06. Payment of Purchase Price. The payment of the purchase price under Section 7.03, Section 7.04 or Section 7.05 shall be paid in cash in one lump sum on the closing of the purchase. The closing of the purchase shall occur at the principal office of the Company within thirty (30) days of the determination of said purchase price.

Section 7.07. Prohibition of Pledges. No Member shall at any time pledge, mortgage, hypothecate or otherwise encumber any of its Interest, or permit any of its Interest to be pledged, mortgaged, hypothecated, encumbered or otherwise subjected to any lien, without the prior written consent of the Board of Directors and the other Member. No purported pledge, mortgage, hypothecation or encumbrance of, or lien on or security interest in, any Interest in violation of the provisions of this Agreement shall be valid or enforceable. Notwithstanding the foregoing, the Class A Member’s Interest in the Company shall be subject to the security interests imposed on the Class A Member’s assets by Wells Fargo Bank, N.A.

ARTICLE VIII

COMPENSATION, REIMBURSEMENTS AND FEES

Section 8.01. Reimbursements. The Members and the members of the Board of Directors shall be entitled to reimbursement for reasonable ordinary and necessary expenses incurred on behalf of the Company, if such expenses are approved by the Board of Directors.

Section 8.02. Expenses. All expenses in connection with the Company’s business, as well as the annual accounting fees, expenses for preparing and distributing Company financial statements, tax returns, Company progress and other periodic reports, and comprehensive general insurance premiums, shall be considered Company expenses. Each Member shall pay its own legal and accounting fees in connection with protecting or enforcing its particular interest in the Company.

Section 8.03. Fees. Members may be entitled to the payment of fees or other compensation for services rendered for and on behalf of the Company as determined by the Board of Directors. Initially, the Company shall pay certain fees to the Class A Member as set forth in that certain Intercompany Services Agreement to be entered into between the Company and the Class A Member, in substantially the form attached hereto as Exhibit B, and effective as of the date hereof.

ARTICLE IX

DISSOLUTION OF THE COMPANY

Section 9.01. Events of Dissolution. The Company shall be dissolved upon the happening of any of the following:

A. the sale or disposition of all or substantially all of the Company’s assets, and the distribution of the proceeds thereof to the Members;

B. the unanimous consent of the Members;

C. upon an event which makes it unlawful for the Company’s business to be continued; or

D. the entry of a decree of judicial dissolution.

Section 9.02. Winding Up. Upon dissolution under Section 9.01, no further business shall be conducted by the Company except for the taking of such action as shall be necessary for the winding up of the affairs of the Company and the distribution of its assets to the Members pursuant to the provisions hereof, and thereupon the Board of Directors, or in the event a quorum of the Board of Directors does not remain, such Person or Persons as the majority of Members shall designate (hereinafter, in either event, referred to as the “Liquidator”) shall act as liquidating trustee and immediately proceed to wind up and terminate the business and affairs of the Company. Upon the dissolution of the Company, the Members shall provide for the dutiful discharge of any ongoing obligations and/or liabilities of the Company.

Section 9.03. Sale of Company Assets. Upon dissolution, the Liquidator shall sell such of the Company assets as is feasible, necessary or appropriate. In lieu of the sale of any or all of the Company property, the Liquidator may convey and assign all or any part of the Company property to the Members in undivided interests as tenants in common or such other form of similar ownership as shall be applicable to the jurisdiction where the property is located. A full accounting shall be made of the accounts of the Company and each Member thereof and of the Company’s assets, liabilities and income, from the date of the last accounting to the date of such dissolution. The profits and losses of the Company shall be determined to the date of dissolution and transferred, as provided in Article V, to the respective Capital Accounts of the Members. In accounting for distributions of Company property, such property shall be valued at the fair market value at the date of dissolution as determined by an appraisal secured by the Liquidator, except that no value shall be placed upon the firm name or goodwill of the Company. Any difference between the valuation of the Company property and its book value shall be considered as though it represented profit or loss, and shall be allocated to the Capital Accounts of the Members as provided in Section 4.02. Any gain or loss on disposition of Company property shall be credited or charged to the Capital Accounts of the Members in the same manner as the difference between the valuation of Company property and its book value.

Section 9.04. Distribution of Assets. The Liquidator shall apply the remaining Company assets, in the following order of priority:

A. First, to the payment and discharge of, or reservation for, all of the Company’s debts and liabilities and the expenses of dissolution and winding up, in the order or priority as provided by law;

B. Second, to the payment to a reserve fund for contingent liabilities to the extent deemed reasonable by the Liquidator; and

C. Third, to the Members to the extent of and in proportion to their respective Capital Accounts after taking into account the allocations of profit or loss pursuant to Section 5.01 and prior distributions of cash or property pursuant to Section 5.03.

Section 9.05. Return of Capital Contributions. The Members shall look solely to the assets of the Company for the return of their Capital Contributions, and if the Company property remaining after the payment or discharge of the debts, obligations and liabilities of the Company is insufficient to return the Capital Contributions, they shall have no recourse therefor against the members of the Board of Directors or the Liquidator.

ARTICLE X

ACCOUNTING PROVISIONS

Section 10.01. Fiscal Year. The fiscal year end of the Company shall be December 31st.

ARTICLE XI

REPORTS

Section 11.01. Reports. As soon as practicable after the end of each fiscal year, the Board of Directors shall deliver to each Member a report of the financial condition of the Company including balance sheet, statement of revenues and expenses, the Member’s Capital Accounts, and all information relating to the Company necessary for the preparation by each Member of its federal income tax return.

Section 11.02. Company List. The Board of Directors shall maintain a list of the names and addresses of all Members at the principal office of the Company. Such list shall be made available for the review of any Member or its representative at reasonable times, and upon request either in person or by mail, the Board of Directors shall furnish a copy of such list to any Member or its representative for the cost of reproduction and mailing.

Section 11.03. Access. Any Member and/or its authorized representative shall be permitted access to all records of the Company after adequate notice, at any reasonable time.

ARTICLE XII

PROPRIETARY INFORMATION/COVENANT NOT TO COMPETE

Section 12.01. Use of Proprietary Information and Technical Data.

A. No Member, or owner of the Class B Member, shall disclose, directly or indirectly, any confidential information concerning the business, operations or clients of the Company to any person, firm or entity, except as may be necessary and appropriate to further the business purposes of the Company. All information, whether written or otherwise, regarding the Company’s business, including but not limited to the Business, data, database systems, customers, sources of customers, marketing and sales methods, financial matters, costs, pricing, systems, procedures and business arrangements, are presumed to be confidential information of the Company for purposes of this Agreement. Notwithstanding the foregoing, confidential information shall not be deemed to include any information or data which:

(i) is within the public domain through no fault or breach of the disclosing Person or its employees or agents;

(ii) is lawfully obtainable from other sources;

(iii) a Person is required to disclose pursuant to the order of a court or tribunal of competent jurisdiction or the lawful requirement of a governmental agency; provided that prior to any such disclosure, the Person shall give written notice to the Company of the order or requirement so that the Company or any Member may object to such disclosure or obtain any necessary protective orders.

B. The restrictions imposed on the Members, and owners of the Class B Member, by this Section 12.01 shall survive for two (2) years beyond the termination of the Company.

Section 12.02. Noncompetition. Each of the Members and each owner of the Class B Member agrees that he shall not, directly or indirectly, whether as a proprietor, stockholder, employee, agent, officer, member, partner, consultant, representative, or otherwise, for his own account or the account of others:

(i) during the period that it (or the Class B Member, if applicable) is a Member and for the three (3) year period thereafter, engage in a business that directly competes with the Business of the Company anywhere in the world, including, without limitation, providing any services that are similar to or competitive with any services provided by the Company; and

(ii) during the three (3) year period commencing on the date that it (or the Class B Member, if applicable) ceases to be a Member, (a) sell or provide to any Customer of the Company, solicit any Customer for any products or services that are similar to or competitive with products or services provided by the Company, or (b) solicit the employment of any employee of the Company.

The term “Customer” as used in this Section 12.02 shall mean any Person that has licensed intellectual property from the Company, or has been solicited by or on behalf of the Company to license the Company’s intellectual property or has used services provided by Company personnel, within the two (2) year period immediately preceding the date on which such Member (or the Class B Member, if applicable) ceases to be a Member.

The Members acknowledge that certain lines of business that the Class A Member is currently engaged in are similar to the Business of the Company and the Members confirm that engaging in such businesses by the Class A Member shall not be considered a violation of this Section 12.02.

Section 12.03. Injunctive Relief. The Members and the owners of the Class B Member acknowledge that any violation of Sections 12.01 or 12.02 will cause the Company immediate and irreparable harm and the damages which the Company will suffer may be difficult or impossible to measure. Therefore, upon any actual or impending violation of this Agreement, the Company shall be entitled to the issuance of a restraining order, preliminary and permanent injunction, without bond, restraining or enjoining such violation by the Members, the owners of the Class B Member or any entity or person acting in concert with the Person. Such remedy shall be additional to and not in limitation of any other remedy which may otherwise be available to the Company either in equity or at law.

Section 12.04. De Minimis Ownership. Notwithstanding the provisions of Section 12.02 to the contrary, the ownership by a Member or an owner of the Class B Member of ten percent (10%) or less (by vote or value) of the ownership interests in a Person that competes with the Business of the Company shall not be considered a violation of Section 12.02, as long as such Member or owner does not take part in the management of the Person.

ARTICLE XIII

INDEPENDENT ACTIVITIES

Section 13.01. Independent Activities. Each of the parties hereto may engage in whatever other activities it chooses, unless otherwise restricted by any agreements among the Members or by Article XII. The members of the Board of Directors shall not be obligated to contribute their full time and efforts to the Company; however, the members of the Board shall diligently and faithfully devote such of their time to the business of the Company as may be necessary to properly conduct the affairs of the Company. Except to the extent inconsistent with Article XII, the members of the Board of Directors and the Members may in the future engage in activities relating to software and information technology, both for their own accounts and for others, and nothing contained herein shall be deemed to prevent such parties from continuing such activities, or initiating further such other limited or general partnerships, joint ventures, limited liability companies or other entities in which they are or may become a party, nor as requiring them to permit the Company or any of the Members to participate in any such operations in which they may be interested.

Section 13.02. Transactions with Affiliates. The fact that a Member, a member of his family or an Affiliate is directly or indirectly interested in or connected with any Person employed by the Company or from whom the Company may buy merchandise, materials, services or other property shall not prohibit the Company from employing, or from dealing with, such Person; provided that, the Board of Directors approves such employment or dealings.

ARTICLE XIV

INDEMNIFICATION

Section 14.01. Liability of Board of Directors and Members. The members of the Board of Directors and the Members (including their owners, directors, officers, employees and agents) shall not be liable to the Company or to the Members (including their owners, directors, officers, employees and agents) for any act or omission, done in good faith in such capacity, and within what was believed to be the scope of Company business, unless such member of the Board of Directors or Member (including their owners, directors, officers, employees and agents) shall have been culpable of gross negligence or willful or wanton misconduct.

Section 14.02. Indemnification. The Company shall indemnify and hold harmless the members of the Board of Directors and the Members (including their owners, directors, officers, employees and agents) against any and all claims, actions, demands, costs, expenses (including attorneys’ fees), damages and losses as a result of any allegation, claim or legal proceeding relating to any act or omission concerning the activities of the Company, unless the person or party against whom any such allegation or claim is made or legal proceeding directed was culpable of gross negligence or willful or wanton misconduct. The indemnification of the member of the Board of Directors or Member (including their owners, directors, officers, employees and agents) shall be limited to and recoverable only out of the assets of the Company. Notwithstanding the foregoing, the Company shall not be required to indemnify a Member with respect to any claim, action, demand allegation or legal proceeding brought against another Member or a member of the Board of Directors.

Section 14.03. Liability of Members. No Member, member of the Board of Directors or officer of the Company shall have any liability under this Agreement or under the Act except as provided herein or as required by the Act. Except as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, member of the Board of Directors or officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as a member of the Board of Directors or as an officer of the Company. The liability of each Member shall be limited solely to the amount of its Capital Contribution and any further Capital Contributions made by such Member in accordance with Section 4.01. No Member, member of the Board of Directors or officer of the Company shall be liable for any debts, obligations and liabilities, whether arising in contract, tort or otherwise, of any other Member, member of the Board of Directors or officer of the Company.

ARTICLE XV

ASSURANCES

Section 15.01. Execution of Documents by Members. Each Member hereby agrees to execute all other documents conforming hereto and to do all such filing, recording, publishing and other acts as may be deemed by the Board of Directors appropriate to comply with the requirements of law for the formation and operation of a limited liability company and any amendment or cancellation thereof in all jurisdictions where the Company shall conduct business.

Section 15.02. Filing of Documents by Board of Directors. The Board of Directors shall promptly cause to be executed, acknowledged, filed with the proper offices and published in each jurisdiction in which the Company conducts business such notices, certificates, statements or other instruments as may be necessary or appropriate to comply with the requirements for the formation and operation of a limited liability company under the laws of the State and all other jurisdictions in which the Company may conduct business.

ARTICLE XVI

AMENDMENTS

This Agreement shall not be amended except by the unanimous consent of the Members. Without limiting the generality of the foregoing, each party to this Agreement understands that the Board of Directors shall be entitled to amend Exhibit A to reflect any changes in the Percentage Interests of the Members in accordance with the terms of this Agreement. In the event this Agreement is amended as hereinbefore provided, each Member agrees to promptly execute or cause to be executed one or more amendments to this Agreement (including any amendments restating this Agreement in its entirety) and such certificates to reflect the adoption by the Company of any such amendment of this Agreement as may be required by the laws of the jurisdictions in which the Company does business at such time.

ARTICLE XVIII

MISCELLANEOUS

Section 18.01. Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered or mailed from within the United States by first class mail, postage prepaid, and addressed to a Member at its address set forth on Exhibit A. Time periods shall commence on the date of hand delivery or mailing of a notice or any other communication. Any notice which is required to be given within a stated period of time shall be considered timely if postmarked before midnight of the last day of such period. Any Member may change its address by giving notice in writing stating its new address to the Board of Directors. Commencing on the tenth day after the giving of such notice, such newly designated address shall be such Member’s address for the purposes of all notices or other communications required or permitted to be given pursuant to this Agreement.

Section 18.02. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State excluding its choice of law provisions and principles.

Section 18.03. Genders and Headings. The use of any gender herein shall be deemed to be or include the other gender and the use of the singular herein shall be deemed to be or include the plural (and vice-versa), wherever appropriate. The headings herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement, or the intent of the provisions thereof.

Section 18.04. Binding Effect. This Agreement shall be binding-upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns, except as otherwise expressly provided herein.

Section 18.05. Counterparts; Signature Pages. This Agreement may be executed in any number of counterparts and/or separate signature pages and by facsimile, each of which shall be considered an original and all of which taken together shall constitute one and the same instrument.

Section 18.06. Interest Held For Investment. Each Member does hereby represent and warrant by the execution of this Agreement that (A) its Interest was obtained for investment purposes only and not for resale or distribution, (B) it is qualified by its personal experience to analyze the merits and risks of a contribution to the Company, and (C) it has not relied on the advice of the members of the Board of Directors or the Company’s counsel in making its decision to contribute to the Company and become a Member herein.

Section 18.07. Securities Laws Restrictions. The Interests described in this Agreement have not been registered under the Securities Act or under the State Acts. Consequently, these Interests may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, except in accordance with the provisions of the Securities Act, the State Acts and this Agreement.

Section 18.08. Application of Subchapter K. No election shall be made by the Company, the Board of Directors or any Member for the Company to be excluded from the application of the provisions of Subchapter K of the Code, or from any similar provisions of State and foreign tax laws which relate to the taxation of partnerships, unless the Board of Directors decide that the Company should be taxed as other than a partnership in accordance with the “check-the-box” rules under Treasury Regulation Section 301.7701-3.

Section 18.09. Waiver of Partition. Each Member (and its representatives, successors and assigns) hereby irrevocably waives any and all right to maintain any actions for partition or to compel any sale with respect to any assets or properties of the Company.

Section 18.10. Severability. If any of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provision hereof which shall remain in full force and effect.

IN WITNESS WHEREOF, the Members have executed this Agreement under seal as of the day and year first above written.

WITNESS:	CLASS A MEMBER:

TELOS CORPORATION

	By:	/s/ John B. Wood	(SEAL)
John B. Wood, President and CEO

CLASS B MEMBER:

HOYA ID FUND A, LLC

By:	/s/ Eric Choi	(SEAL)
Name: Eric Choi
Title: CEO

JOINDER

The undersigned owners of the Class B Member hereby join in the execution of this Agreement for purposes of agreeing to the provisions of Article XII.

(SEAL)

(SEAL)

(SEAL)

(SEAL)

(SEAL)

(SEAL)

(SEAL)

(SEAL)

TELOS Identity Management Solutions, LLC

EXHIBIT A

Name and Addresses
Class A Member	Capital Contribution	Percentage Interest
Telos Corporation 19886 Ashburn Road Ashburn, Virginia 20147-2358	$9,000,000	60%

Class B Member
Hoya ID Fund A, LLC	$6,000,000	40%

Total	$15,000,000	100%

EXHIBIT B

INTERCOMPANY AGREEMENT

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made as of the 20th day of April, 2007 by and between TELOS CORPORATION (the “Contributor”), a Maryland corporation, and TELOS Identity Management Solutions, LLC, d/b/a, XACTA Identity Management Solutions (the “Company”), a Delaware limited liability company.

EXPLANATORY STATEMENT

WHEREAS, the Contributor desires to contribute certain assets and liabilities (the “Interest”) to the Company as a contribution of capital in exchange for ninety-nine and nine hundred and ninety-nine thousands percent (99.999%) of the membership interests in the Company.

NOW, THEREFORE, in consideration of the Explanatory Statement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Explanatory Statement is hereby incorporated by reference and is hereby made a part of this Agreement.

2. The Contributor hereby contributes and conveys to the Company, and the Company hereby accepts, assumes, and takes from the Contributor, all of the assets of the Contributor listed on Exhibit A, and all of the liabilities of the Contributor listed on Exhibit B.

3. The Contributor is also granting the Company the license to use the name “Telos” within the Company’s corporate name and a license to use “XACTA” and/or Identity Management Solutions” in its business, however the Company’s right to use the names “Telos” and “XACTA” in any form, shall terminate upon dissolution of the Company. The Contributor and the Company may enter into a more detailed license agreement that may include additional restrictions and limits on the license as more fully set forth therein.

4. The Company hereby assumes, and agrees to perform and discharge when due, all of the liabilities set forth on Exhibit B.

5. The Contributor hereby contributes and conveys to the Company, and the Company hereby accepts, assumes, and takes from the Contributor, all of Contributor’s right, title and interest in and to the assets, free and clear of all liens, claims and encumbrances, subject to those which are set forth on Exhibit B and the rights of any third party lessors.

6. With respect to all assets identified on Exhibit A, which are being leased by Contributor and which rights under such leases are being assigned hereunder, nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, or permit which is by its terms or in law is non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Contributor would not, as a matter of law, pass to the Company as an incident of the assignments provided for by this Agreement. In order, however, to provide the Company with the full realization and value of every contract, agreement, or permit, of the character described in the immediately preceding sentence, Contributor agrees that, it will, at the request and under the direction of the Company, in the name of Contributor or otherwise as the Company shall specify, take all reasonable action (including, without limitation, the appointment of Company as attorney-in-fact for Contributor) and do or cause to be done all such things as shall in the reasonable opinion of the Company or its counsel be necessary or proper (i) to assure that the rights of Contributor under such contracts, agreements, and permits, shall be preserved for the benefit of the Company and (ii) to facilitate receipt of the consideration to be received by Contributor in and under every such contract, agreement, and permit, which consideration shall be held for the benefit of, and shall be delivered to, the Company.

7. The employees of the Contributor who are sole shall remain employed by Telos for a period not to exceed ninety (90) days following the date hereof (the “Transition Period”). During this period, the Company shall use its reasonable best efforts to obtain the same or similar benefits and welfare plans in which such employees are currently eligible to participate in. Notwithstanding the foregoing, the Company shall benefit from the revenue and expenses related to those employees who are working solely for the Company and shall reimburse Contributor on a dollar for dollar basis all of the costs associated with retaining such employees on the existing employee benefit plans during the Transition Period. All employees will receive service credit for the periods in which the employees were employed by Contributor under any new Company plans to the fullest extent permitted by law.

8. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9. This Agreement shall be governed by and construed under the laws of the State of Delaware.

10. This Agreement may be executed in several counterparts all of which together shall constitute one Agreement.

11. The Contributor and the Company agree to execute and acknowledge and deliver any further agreements, documents or instruments that are necessary or desirable in the judgment of the Contributors or the Company to carry out the transactions contemplated hereby.

[THIS SPACE LEFT INTENTIONALLY BLANK. SIGNATURE PAGE TO FOLLOW.]

IN WITNESS WHEREOF, the parties have executed and delivered this Contribution Agreement under seal as of the date and year first above written.

COMPANY:

TELOS IDENTITY MANAGEMENT SOLUTIONS, LLC

By:	/s/ Mark Griffin	(SEAL)
Name:	Mark Griffin
Title:	President

CONTRIBUTOR:

TELOS CORPORATION

By:	/s/ John B. Wood	(SEAL)
Name:	John B. Wood
Title:	Chief Executive Officer

EXHIBIT A

List of Assets Contributed

The assets described on the balance sheet as transferred below shall be contributed to the Company.

Identity Management
Balance Sheet - March 31, 2007
	Account	Stay	Transfer	Total
Accounts Receivable
A/R Trade	10-110-000	381,263.48		381,263.48
Unbilled Receivables	10-120-000	591,764.64		591,764.64
Unbillled Rec-Non-Project	10-120-015	0.00		0.00
		973,028.12	0.00	973,028.12
A/R Reserves
Reserve for Bad Debts	10-115-040	-2,902.39		-2,902.39
		-2,902.39	0.00	-2,902.39
Other Current Assets
Employee Expense Advances	10-130-000	25.20		25.20
Prepaid Travel Expenses	10-160-080		13,980.72	13,980.72
Prepaid Airfare	10-160-090		1,665.34	1,665.34
Deferred Program Expenses	10-170-010	0.00		0.00
		25.20	15,646.06	15,671.26
Inventory Net of Reserves
Spares Amortized Inventory	10-300-100		299,484.00	299,484.00
Accum Amort-Spares Inv.	10-320-100		-125,588.56	-125,588.56
		0.00	173,895.44	173,895.44
Property, Equipment & LHI
Office Furniture & Equip.	10-300-010		416.95	416.95
Computer Equipment	10-300-020		22,733.75	22,733.75
Test Equipment	10-300-040		15,410.28	15,410.28
Prototype Equip > $1,000	10-300-060		7,787.24	7,787.24
Fixed Asset Purchase Adj	10-300-200	-5,928.48		-5,928.48
		-5,928.48	46,348.22	40,419.74
Accumulated Depr & Amort
Accum Depr-Office F&E	10-320-010		-416.95	-416.95
Accum Depr-Computer Eqpt	10-320-020		-18,703.23	-18,703.23
Accum Depr-Test Equipment	10-320-040		-7,410.00	-7,410.00
Accum Depr-Prototype Eqpt	10-320-060		-630.97	-630.97
Accum Depr-FA Purch Adj	10-320-200	5,928.48		5,928.48
		5,928.48	-27,161.15	-21,232.67
Total Assets		970,150.93	208,728.57	1,178,879.50
Accounts Payable
A/P Trade	20-100-000	380,365.44		380,365.44
A/P-Open Receipts Accrued	20-100-050	47,798.29		47,798.29
		428,163.73	0.00	428,163.73
Intercompany Payable
Intercompany Payable	20-145-000	7,810,230.27		7,810,230.27

		7,810,230.27	0.00	7,810,230.27
Accr Compensation & Benefits
Accrued Wages	20-110-000	145,504.49		145,504.49
Accrued Bonuses	20-112-000	57,500.00		57,500.00
Accrued Commissions	20-112-010	299,258.79		299,258.79
Accrued Vacation	20-115-010	6,435.31	92,847.49	99,282.80
Accrued Vacation Holding	20-115-020		99,051.16	99,051.16
		508,698.59	191,898.65	700,597.24
Deferred Revenue
Unearned Revenue	20-210-010	0.00		0.00
Unearned Rev Non-Project	20-210-015	0.00		0.00
		0.00	0.00	0.00
Other Current Liabilities
Other Accrued Expenses	20-100-070	225,088.17		225,088.17
Accrued GSA Fees	20-105-050	9,439.38		9,439.38
Accr GSA Fee-Due Vendors	20-105-051	768.64		768.64
Accrued Warranty Liab	20-230-000	112,446.45		112,446.45
		347,742.64	0.00	347,742.64
Prior Retained Earnings
Retained Earnings	30-200-000	-7,814,671.32		-7,814,671.32
		-7,814,671.32	0.00	-7,814,671.32
Current Year Retained Earnings
P&L Accounts		-293,183.06		-293,183.06
		-293,183.06	0.00	-293,183.06
Total Liabilities & Equity		986,980.85	191,898.65	1,178,879.50
Balance Sheet Total		-16,829.92	16,829.92	0.00

The following provisional patent will also be assigned.

Provisional Patent Application No. 601886,691, Int. Ref. No. Telo-005/00US 303643-2002, filed with the United States Patent Office on November 21, 2006 for the Method and System for Identification Token Extension.

EXHIBIT B

List of Liabilities Assumed

The liabilities described on the balance sheet as transferred below shall be contributed to the Company.

Identity Management
Balance Sheet - March 31, 2007
	Account	Stay	Transfer	Total
Accounts Receivable
A/R Trade	10-110-000	381,263.48		381,263.48
Unbilled Receivables	10-120-000	591,764.64		591,764.64
Unbillled Rec-Non-Project	10-120-015	0.00		0.00
		973,028.12	0.00	973,028.12
A/R Reserves
Reserve for Bad Debts	10-115-040	-2,902.39		-2,902.39
		-2,902.39	0.00	-2,902.39
Other Current Assets
Employee Expense Advances	10-130-000	25.20		25.20
Prepaid Travel Expenses	10-160-080		13,980.72	13,980.72
Prepaid Airfare	10-160-090		1,665.34	1,665.34
Deferred Program Expenses	10-170-010	0.00		0.00
		25.20	15,646.06	15,671.26
Inventory Net of Reserves
Spares Amortized Inventory	10-300-100		299,484.00	299,484.00
Accum Amort-Spares Inv.	10-320-100		-125,588.56	-125,588.56
		0.00	173,895.44	173,895.44
Property, Equipment & LHI
Office Furniture & Equip.	10-300-010		416.95	416.95
Computer Equipment	10-300-020		22,733.75	22,733.75
Test Equipment	10-300-040		15,410.28	15,410.28
Prototype Equip > $1,000	10-300-060		7,787.24	7,787.24
Fixed Asset Purchase Adj	10-300-200	-5,928.48		-5,928.48
		-5,928.48	46,348.22	40,419.74
Accumulated Depr & Amort
Accum Depr-Office F&E	10-320-010		-416.95	-416.95
Accum Depr-Computer Eqpt	10-320-020		-18,703.23	-18,703.23
Accum Depr-Test Equipment	10-320-040		-7,410.00	-7,410.00
Accum Depr-Prototype Eqpt	10-320-060		-630.97	-630.97
Accum Depr-FA Purch Adj	10-320-200	5,928.48		5,928.48
		5,928.48	-27,161.15	-21,232.67
Total Assets		970,150.93	208,728.57	1,178,879.50
Accounts Payable
A/P Trade	20-100-000	380,365.44		380,365.44
A/P-Open Receipts Accrued	20-100-050	47,798.29		47,798.29
		428,163.73	0.00	428,163.73

Intercompany Payable
Intercompany Payable	20-145-000	7,810,230.27		7,810,230.27
		7,810,230.27	0.00	7,810,230.27
Accr Compensation & Benefits
Accrued Wages	20-110-000	145,504.49		145,504.49
Accrued Bonuses	20-112-000	57,500.00		57,500.00
Accrued Commissions	20-112-010	299,258.79		299,258.79
Accrued Vacation	20-115-010	6,435.31	92,847.49	99,282.80
Accrued Vacation Holding	20-115-020		99,051.16	99,051.16
		508,698.59	191,898.65	700,597.24
Deferred Revenue
Unearned Revenue	20-210-010	0.00		0.00
Unearned Rev Non-Project	20-210-015	0.00		0.00
		0.00	0.00	0.00
Other Current Liabilities
Other Accrued Expenses	20-100-070	225,088.17		225,088.17
Accrued GSA Fees	20-105-050	9,439.38		9,439.38
Accr GSA Fee-Due Vendors	20-105-051	768.64		768.64
Accrued Warranty Liab	20-230-000	112,446.45		112,446.45
		347,742.64	0.00	347,742.64
Prior Retained Earnings
Retained Earnings	30-200-000	-7,814,671.32		-7,814,671.32
		-7,814,671.32	0.00	-7,814,671.32
Current Year Retained Earnings
P&L Accounts		-293,183.06		-293,183.06
		-293,183.06	0.00	-293,183.06
Total Liabilities & Equity		986,980.85	191,898.65	1,178,879.50
Balance Sheet Total		-16,829.92	16,829.92	0.00

CORPORATE ADMINISTRATIVE SERVICES AGREEMENT

THIS CORPORATE ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) is made and entered into as of the 21st of April 2007 (“Effective Date”) by and among TELOS CORPORATION, a Maryland corporation (“Telos Maryland”), and TELOS IDENTITY MANAGEMENT SOLUTIONS, LLC, a Delaware limited liability company (“Telos IDMS”). Telos Maryland and Telos IDMS are individually referred to as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Telos IDMS owns and operates an identity management business that provides commercially available off-the-shelf hardware and software, technical and access solutions services and related maintenance services (the “Business”);

WHEREAS, the Business was an unincorporated division of Telos Maryland prior to the contribution of the assets and certain liabilities of the Business by Telos Maryland to Telos IDMS pursuant to the Contribution Agreement by and between Telos Maryland and Telos IDMS dated as of April 11, 2007 (the “Contribution Agreement”);

WHEREAS, prior to the date hereof, Telos Maryland owned 99.999% of the membership interests of Telos IDMS and Hoya ID Fund A, LLC owned 0.001% of the membership interests of Telos IDMS (in their capacity as members of Telos IDMS, Telos Maryland and Hoya ID Fund A, LLC shall be collectively referred to herein as the “Members”);

WHEREAS, certain former employees of Telos Maryland are currently employees of Telos IDMS and Telos Maryland continues to provide certain benefits to such employees;

WHEREAS, Hoya ID Fund A, LLC is acquiring a 39.999% membership interest of Telos IDMS from Telos Maryland pursuant to the Membership Interest Purchase and Assignment Agreement by and among Telos IDMS and the Members dated as of the date hereof (the “Membership Purchase Agreement”);

WHEREAS, pursuant to the Telos GSA Master Subcontract Agreement (the “GSA Subcontracting Agreement”), Attachment 1, between the Parties, effective July 1, 2007, Telos Maryland subcontracted to Telos IDMS, Contract No. K03TH078B00, dated August 1, 2006 (the “August Contract”) and to receive from Telos Maryland certain assets of Telos Maryland;

WHEREAS, pursuant to the Telos GSA Master Subcontract Agreement (the “GSA Subcontracting Agreement”), Attachment 2, between the Parties, effective July 1, 2007, Telos Maryland subcontracted to Telos IDMS, Delivery Order GST0006AC1057 (the “DMDC Consumables Contract” and together with the August Contract, the “Contracts”) and to receive from Telos Maryland certain assets of Telos Maryland;

WHEREAS, pursuant to the Telos NETCENTS Master Subcontract Agreement (the “NETCENTS Subcontracting Agreement”), Attachment 3, between the Parties, effective July 1, 2007, Telos Maryland may subcontract to Telos IDMS, task/delivery orders awarded to Telos under the NETCENTS prime contract number FA8771-04-D-0009;

WHEREAS, pursuant to the Telos NETCOM Master Subcontract Agreement (the “NETCOM Subcontracting Agreement”), Attachment 4, between the Parties, effective July 1, 2007, Telos Maryland may subcontract to Telos IDMS, task/delivery orders awarded to Telos under the NETCOM Blanket Purchase Agreement contract number DABL03-03-A-0019;

WHEREAS, Telos IDMS requires ongoing administrative support services from Telos Maryland; and

WHEREAS, Telos Maryland has agreed to make available to Telos IDMS certain inter-company administrative support services similar to those which are currently being provided in support of the Business.

NOW, THEREFORE, in consideration of the forgoing recitals, which are made a part hereof, the Parties agree as follows:

1. Capitalized terms used but not defined herein shall have the same meaning attributed thereto in the Membership Purchase Agreement.

2. That an Event (the “Event”) is defined as either the successful win of the August Contract re-compete, or a twenty-four (24) month extension to the August Contract beyond the current contractual expiration date of July 31, 2007.

3. Telos Maryland shall provide the administrative services described in Exhibit A (the “Administrative Services”), the Maintenance Services described in Exhibit B (the “Maintenance Services”), the facilities services described in Exhibit C (the “Facilities Services”), and the material handling services, described in Exhibit D (the “Material Handling Services”) (the Administrative Services, the Maintenance Services, the Facilities Services and the Material Handling Services shall together be referred to as the “Services”) for a period of twelve (12) months, commencing on the effective date of this Agreement. Following the initial twelve month period, Telos IDMS shall have the option to extend this Agreement (by giving written notice to Telos Maryland at least thirty (30) days prior to the expiration of the initial term) on a monthly basis for a period not to exceed an additional twenty-four (24) months. However, either Telos Maryland or Telos IDMS may terminate this Agreement at any time for any reason with at least thirty (30) days prior notice to the other.

4. The Services do not include any business, financial or legal advice, counsel or oversight, nor shall Telos Maryland be expected to provide such advice, counsel or oversight. The Parties will enter into separate negotiations and written agreement(s) with respect to the provision of any services not defined in this Agreement, which may include additional Telos Maryland employees working for and or on behalf of Telos IDMS that are not expressly agreed to herein.

5. The Administrative Services are comprised of solely administrative functions, as said Administrative Services are provided Telos Maryland’s normal course of business. The Maintenance Services, described in Exhibit B, are comprised of warranty support functions in support of the Contracts as a part of the Business, and as said Maintenance Services are provided in by Telos Maryland in normal course of business.

6. Telos Maryland shall charge Telos IDMS for the Services at the rate set forth in Exhibit E. In addition, Telos IDMS shall reimburse Telos Maryland for all of the reasonable out-of-pocket expenses incurred by Telos Maryland in providing the Services, which shall be approved in advance and reported to Telos IDMS on a monthly basis. Telos Maryland shall invoice Telos IDMS monthly for the Services and out-of-pocket expenses, and Telos IDMS agrees to pay said invoices within five (5) business days after Telos IDMS’s receipt of said invoices.

7. Telos Maryland shall make commercially reasonable efforts to provide the Services substantially in accordance with past practices and procedures; provided, however, that Telos Maryland shall have no liability to Telos IDMS, or to any subsidiary or affiliate in connection with the Services except to the extent that such liability is a result of Telos Maryland’s negligence, bad faith acts or omissions, or willful and wanton misconduct.

8. In providing Services related to the collection of Telos IDMS’s accounts receivable, Telos Maryland shall use commercially reasonable efforts to collect such accounts receivable in accordance with past practices and utilize a reasonably prudent standard of care in any collection effort. Telos Maryland understands and agrees that Telos IDMS’s accountants (both internal and its independent accounting firm) shall have the right to perform audits or review procedures of the Services performed by Telos Maryland pursuant to the terms of this Agreement during normal business hours and upon reasonable notice in connection with any audit or review of Telos IDMS conducted by such accounting firm. Telos IDMS shall reimburse Telos Maryland for any out-of-pocket costs or expenses associated with any such audit or review.

9. Telos IDMS agrees to indemnify and hold harmless Telos Maryland, its corporate affiliates, subsidiaries, officers, directors and any employee or agent thereof (referred to individually as an “Indemnified Party”) against all liabilities, claims, losses, costs, damages, penalties, and other expenses, including attorneys’ fees, arising directly or indirectly out of, or in any way connected with the Services rendered to Telos IDMS under the terms of this Agreement, unless Telos Maryland has been determined by a court of competent jurisdiction to be liable for negligence, wanton and willful misconduct or bad faith acts or omissions in connection with such indemnification action. Telos IDMS’s obligation to indemnify an Indemnified Party shall survive expiration or termination of this Agreement by either Party for any reason.

10. In no event shall either of the Parties hereto be liable to the other for the payment of any consequential, indirect, or special damages, including lost profits.

11. No Party may assign or delegate any of its rights, interests, obligations or liabilities under this Agreement without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld.

12. (a) Each Party agrees not to use, disclose, sell, license, publish, reproduce, or otherwise make available any Confidential Information of the other Party except and only to the extent necessary to perform each Party’s duties and obligations under this Agreement. Each Party agrees to secure and protect the other Party’s Confidential Information in a manner consistent with the care and protection provided to its own, however, in no event shall the care and protection given be less than reasonable care and protection. Each Party also agrees to take appropriate action by instruction or agreement with its employees, consultants or other agents who are permitted access to any Confidential Information of the other Party to satisfy its obligations under this paragraph.

(b) “Confidential Information” means a Party’s information, not generally known by non-Party personnel, used by the Party and which is proprietary to the Party. Confidential Information includes, but is not limited to, the following information (whether or not reduced to writing or designated as confidential): (1) work product resulting from or relating to services performed under this Agreement; (2) software, including documentation; (3) a Party’s internal personnel, financial, marketing and other business information and manner and method of conducting business; (4) a Party’s strategic, operations and other business plans and forecasts; and (5) confidential information provided by or regarding a Party’s employees, customers, vendors and other contractors.

(c) Confidential Information shall not include information: (1) lawfully received from another source without breach of this Agreement; (2) published or otherwise coming within the public knowledge without breach of this Agreement by the receiving Party; (3) known to the receiving Party at the time of disclosure; (4) disclosed pursuant to a subpoena or other lawful order of a court or administrative agency; provided that the disclosing Party is notified promptly of such subpoena or order, or (5) disclosed with the prior written approval of the other Party.

(d) The obligations of the parties under this paragraph shall be in addition to and not in lieu of any other agreements between the parties regarding Confidential Information.

13. Any notice required or permitted hereunder shall be in writing and delivered as follows (with notice deemed given as indicated): (i) by personal delivery when delivered personally; (ii) by facsimile transmission when receipt is confirmed orally; (iii) by established overnight courier upon written verification of receipt; or (iv) by certified mail, postage prepaid, return receipt requested. All notices must be sent to the contact person for notices at the address listed in this section. Either Party may change its contact person or address for notices by means of notice to the other Party given pursuant to this section.

If to Telos IDMS:

TELOS IDENTITY MANAGEMENT SOLUTIONS, LLC

19886 Ashburn Road

Ashburn, Virginia 20147

Attention: Mark Griffin

If to Telos Maryland:

TELOS CORPORATION

19886 Ashburn Road

Ashburn, Virginia 20147

Attention: Polly M. Downey, VP, Contracts

with a copy to:

TELOS CORPORATION

19886 Ashburn Road

Ashburn, Virginia 20147

Attention: Michael P. Flaherty, General Counsel

12. This Agreement is being executed in connection with the Membership Purchase Agreement referred to above and constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change, or restrict, the express terms and provisions of this Agreement.

13. It is hereby understood and agreed that damages shall be an inadequate remedy in the event of a breach of this Agreement and that any such breach will cause the non-breaching Party great and irreparable injury and damage. Accordingly, each Party agrees that the non-breaching Party shall be entitled, without waiving any additional rights or remedies otherwise available at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach, without the posting of a bond.

14. This Agreement may be amended or modified only by written instrument signed by both Parties. The terms and provisions of this Agreement may be waived, or consent for variance granted, only by written document executed by the Party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.

15. In case any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that provision shall be enforced to the maximum extent permissible under applicable law and the remaining provisions of this Agreement shall remain in full force and effect.

16. This Agreement may be executed in one or more counterparts, and by different parties hereto in separate counterparts, each of which, when executed, shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. This Agreement shall be effective when all parties have executed at least one counterpart. This Agreement may be executed by facsimile signature.

17. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to the conflict of law rules or principles thereof.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as July 19, 2007.

TELOS CORPORATION		TELOS IDENTITY MANAGEMENT SOLUTIONS, LLC

By:	/s/ Polly M. Downey	By:	/s/ Mark Griffin
	Polly M. Downey		Mark Griffin
	VP, Contracts		President

EXHIBIT A

Description of Services

1. Information Technology

a)	Provide ongoing support of the installed wide area network and E-Mail and continue to host the Telos IDMS home/web pages.

b)	Provide ongoing support of existing applications on the corporate Deltek Costpoint system for Telos Maryland employees working fulltime on the Business of Telos IDMS.

c)	Provide ongoing support for all day-to-day IT activity including Voice and Data Communications, Computer Support, Maintenance, Help Desk repair and support, and Systems Reporting, Customer VPN, Fujitsu ACD Support.

d)	Telos Maryland will provide ongoing support and access for Telos IDMS to use:

i.	Deltek Costpoint accounting system

ii.	Peregrin Service Center – logistics management system

iii.	Cognos 8.0 – Reporting

iv.	Unanet E-Time – time management system

v.	Deltek ESS – management and employee reviews and management applications

vi.	Telos Proprietary Order Status and Router Tool Applications

vii.	Telos Proprietary Production Planning applications to include master planning schedule, order shortage, and order management applications

2. Contracts

a)	Maintain all day-to-day Contracts activity including Contract Administration and Subcontract Administration.

b)	Review contract proposals.

c)	Input and verify contract information in the corporate database.

d)	Maintain the original and/or copies of contract files.

e)	Provide administrative services for Telos IDMS’s subcontracts.

f)	Contract services provided by Telos Maryland shall be in compliance with government contract regulations.

g)	Establish GSA Schedule Agent Agreement (Attachment 5) between Telos Maryland and Telos IDMS for the purposes of this agreement and in accordance with its terms.

h)	Once the GSA Schedule Agent Agreement is executed, uninhibited and unlimited use of the existing Telos Maryland GSA Schedule 70 (GS-35F-4315D), as well as all future modifications and enhancements to this Schedule

i.	Telos IDMS will be responsible for the IFF Fee (currently 0.75%) for all items Telos IDMS sells through the GSA Schedule

ii.	Telos Maryland will be responsible for the overall GSA Schedule 70 administration and contractual renewal

iii.	Telos IDMS will be responsible for providing Telos Maryland with the line item submission requirements to add additional lines to the GSA Schedule as well as notification to Telos Maryland requesting line item(s) removal

i)	Upon execution of a NETCENTS Subcontract Agreement between the parties, uninhibited and unlimited use of the existing Telos Maryland NETCENTS Contract (FA8771-04-D-0009), as well as all future modifications and enhancements to this vehicle

i.	Telos IDMS will be responsible for the Usage Fee (currently 1%) for all items sold on this contract vehicle.

ii.	Telos Maryland will be responsible for the overall contract administration and contractual renewal

iii.	Telos IDMS will be responsible for providing Telos Maryland with the line item submission requirements to add additional lines to the NETCENTS Catalogue as well as notification to Telos Maryland for catalogue item(s) removal

j)	Upon Telos Maryland’s receipt of government consent to subcontract and execution of a NETCOM Subcontract Agreement between the parties, uninhibited and unlimited use of the existing Telos Maryland ITEC4 NETCOM ETSA BPA Contract (DABL03-03-A0019), as well as all future modifications and enhancements to this vehicle

3. Accounts Payable

a)	Vendor Set-up: Provide new vendor set-up in the A/P master file with documented Telos IDMS approval.

b)	Invoice Processing: Provide this function for cost types provided through Telos Maryland (e.g. benefit costs while Telos IDMS is on Telos Maryland’s benefit plan, etc.) and recurring payments such as rents.

c)	Accounts Payable Reporting:

i)	Provide reconciliations of A/P aging to general ledger

ii)	Maintain A/P aging in Deltek Costpoint financial system

iii)	Maintain all other vendor reporting in Deltek Costpoint financial system

d)	Check Processing:

i)	Telos Maryland will produce and distribute accounts payable checks to vendors.

ii)	Telos Maryland will establish and maintain petty cash account for Telos IDMS.

e)	Expense Report Processing:

i)	Telos IDMS will enter own expense reports into Unanet E-Time expense reporting system.

ii)	Telos Maryland will review entries and print and distribute expense checks to employees, subject to compliance with applicable travel policies.

f)	Distribution Schedule: Provide proposed A/P distribution schedule for Telos IDMS authorization prior to regularly occurring check processing.

g)	Ongoing accounting support as needed.

h)	The above services will be provided consistent with current practices and level of effort.

4. Payroll

a)	Telos IDMS will provide Telos Maryland with electronic timesheet data to be uploaded into the Deltek Costpoint financial system. Telos Maryland will process this file and provide all standard payroll reviews and reporting from this information. Telos Maryland will perform timesheet processing

b)	Employee payroll master file maintenance: Update master file with current information as directed in writing by Telos IDMS. Telos IDMS must present an authorized employee change of status request form.

c)	Twice monthly payroll generation, reporting and distribution: Provide this function through the services of ADP, Unanet E-time, Cognos 8.0, and Deltek Costpoint reporting.

d)	Federal, state and unemployment tax returns will be prepared and filed by ADP and withheld taxes deposited.

e)	Withholding processing such as benefit plans. Telos IDMS will provide to Telos Maryland’s payroll department all information necessary to process withholding.

f)	Make all standard payroll reports available to Telos IDMS.

g) The above services will be provided consistent with current practices and level of effort.

5. Accounts Receivable

a)	Telos Maryland will perform the following functions:

i.	Billing and Revenue: Billing mark-ups, revenue recording, invoice generation and distribution, including submission via electronic submission methods.

ii.	Collections: All collection services and follow-up

iii.	Cash receipt application to outstanding accounts receivable: Monitor bank transactions for receipt of payments

b)	Review all functions above and provide general accounts receivable and collections support when needed.

c)	Maintain accounts receivable aging and any other standard accounts receivable and customer master file reports in the Deltek Costpoint financial system.

d)	The above services will be provided consistent with current practices and level of effort.

6. General Accounting and Financial Reporting

a)	Telos Maryland will provide the following functions consistent with Telos Maryland’s past practice and level of effort.

i)	Monthly general ledger closes in the Deltek Costpoint financial system and reporting

ii)	Monthly financial statements

iii)	Maintain standard financial reporting in Deltek Costpoint financial system including, but not limited to:

(1)	Operations summary

(2)	Statement of operations

(3)	General ledger detail

(4)	Fixed asset accounting

iv)	Ongoing provision to Telos IDMS of sales and use tax, gross receipts and personal property tax information and IRS Form 1099’s for filing with appropriate tax jurisdiction.

b)	Telos Maryland will prepare Telos IDMS’ federal and state partnership tax returns

c)	The above services will be provided consistent with current practices and level of effort.

7. Cash Management:

a)	Telos Maryland will provide the following:

i)	Maintain and track cash balances and perform periodic cash account reconciliations

ii)	Provide cash forecasting as necessary

iii)	Perform cash transfers and wires to outside parties from duly authorized representatives of Telos IDMS

b)	The above services will be provided consistent with current practices and level of effort.

8. CFO and Controller functions:

a)	Financial audits: Telos Maryland will arrange for and engage outside auditors as required by any loan agreements etc. The following audits are currently required and/or recommended:

i.	Annual financial statements audit required by loan agreement

ii.	Review of partnership tax return including member K-1’s

iii.	DCAA audits as required by FARS or determined by ACO or cognizant DCAA office.

b)	Provide support of such audits once engaged by Telos IDMS

c)	Capital financing and similar type agreements: Provide support for any due diligence necessary in the normal course of business under the express, written direction of Telos IDMS

d)	DCAA/DCMA compliance:

i.	Telos IDMS will designate a DCAA/DCMA compliance contact person who will coordinate all correspondence and/or audits with DCAA.

ii.	Telos Maryland will provide support in developing rates, supporting compliance audits, pricing and contract close-out efforts as well as budgetary and other filings as required by DCAA and the FAR’s, consistent with current practices and level of effort. Any such report, finding or submission to the DCAA must be authorized and delivered by a representative of Telos IDMS.

e)	The above services will be provided consistent with current practices and level of effort.

9. Facilities – Services

a)	Provide lease accounting including lease agreement negotiations and review (office and equipment).

b)	Provide assistance in the procurement of property casualty/worker’s compensation insurance (Risk Management Services).

c)	Provide employee relocation support and services.

10. Human Resources

a)	Maintain all day-to-day HR activity including Administration of Benefits, Recruiting, and Personnel support.

b)	Maintain existing plan with current or competitive providers for medical, dental, vision, prescription, EAP, GTL, AD&D, LTD, and STD coverage. Administer a special open enrollment if required for same.

c)	Administer benefits at the same level of support that is currently provided to these individuals.

d)	Provide the following limited services for new hires: receive salary information, ensure compliance of Telos IDMS personnel with regulatory requirements, and set up premium deductions for enrollment into the benefit plans with Telos Maryland’s Payroll Department.

e)	Provide ongoing processing of 401(k) deductions.

f)	Provide ongoing access to 401(k) accounts.

g)	Provide ongoing support for questions related to the 401(k) plan.

h)	If permitted by the Defense Security Services (“DSS”), provide Industrial Security Services to the level currently provided. These services include processing of new security clearances, transfer of clearances, briefings, debriefings and visit requests.

11. General Services

a)	If permissible, Telos IDMS will have the ability to use the Telos Maryland Certifications/Qualifications/Past Performance Qualifications in RFI/RFP/RFQ activities. Specifically the:

i.	ISO 9001:2000 Certification

ii.	Government Furnished Equipment (GFE) approved Facility

iii.	Government approved “Certified Purchasing System”

b)	Telos IDMS will be able to use the Telos Maryland Logistics Shipping and Receiving functions and capabilities

c)	Telos IDMS will be able to use the Telos Maryland Help Desk functions and capabilities to include the web-based reporting warehouse for displaying Crystal Reports to the end-user

d)	Telos IDMS will be able to use the Telos Maryland Shipping and logistics integrated manifest applications (Stonepath, FED EX, and UPS manifest integration to Service Center)

12. Signature Authority

Signature authority for the various functions above is given for the limited purpose as provided Exhibit H.

EXHIBIT B

Maintenance Services

Telos Maryland will provide support to Telos IDMS for Oconus European localities in the following areas:

1.	Depot facility to repair equipment

2.	4 hour call back to site

3.	48 hour fix of failure

4.	On site repair, troubleshooting, training

5.	Knowledge of Oconus shipping and suppliers

6.	Provide for vetted Contract employees (SF-85)

7.	Trained employees on technical mechanical smart card printers

EXHIBIT C

Facilities - Infrastructure

1.	Telos Maryland will make available to Telos IDMS 10,000 to 25,000 square feet of office/lab/demo/maintenance/GFE storage space on a yearly basis.

2.	Additional office/lab/demo/maintenance space in addition to current Telos IDMS usage as defined in Exhibit F is available from Telos Maryland as required. Subsequently if space utilized by Telos IDMS is reduced, then the rental fee would also be reduced. The current sublease will have an initial term of one (1) year. Telos IDMS and Telos Maryland may agree to extend the sublease in writing upon termination or expiration of the initial term. The adjustments in usage space and rental amount will be adjusted annually.

3.	Telos Maryland will maintain the same level of facilities support for the space occupied by Telos IDMS as that occupied by Telos Maryland to include the heat, air conditioning, electrical power, building interior and exterior appearance, parking, landscaping, security, and lighting.

4.	See Exhibit F for current Telos IDMS Floor Space Usage

EXHIBIT D

Material Handling

1.	Telos Maryland will perform for Telos IDMS material handling services outlined below and further described in Exhibit G.

2.	Telos Maryland will provide to Telos IDMS the periodic use (as the Parties understand the Business) of the warehouse (13K sq ft), two integration bays (10K sq ft each), shipping and receiving docks/packing areas, Quality Assurance inspection room, Government certified Purchasing System, audited Government Storage facility (GFE), ISO 9001 registered production facility, packing supplies required for transport, and worldwide standard delivery freight costs as components to the material handling service for Telos IDMS.

3.	Telos Maryland will perform the following as part of the Material Handling service:

a)	Material Planning – purchase part requisition from Deltek sales orders, material shortage analysis, scheduling, inventory management, sales order approval and review.

b)	Manufacturing Engineering – bill of material creation in Deltek, configuration management/revision control, CAD drawings required for production/manufacturing.

c)	Purchasing – part requisition processing (Deltek), issuance of purchase orders, expediting, quoting, vendor reporting, analysis.

d)	Receiving – receipt of inbound material, visual inspection of shipments, initial inventory counts, GFE inbound management.

e)	Quality Control – formal inbound inspection of material, serial number capture, capture and maintain quality data, inspect products conform to specification, verify count of inventory.

f)	Warehouse – stocking and storage of newly received material, GFE storage and issuance, audited inventory and reports.

g)	Manufacturing/Integration – material inspection, integration services, cabling, fabrication services, software loading, and serial number capture tied to sales order, testing, quality assurance, final order inspection, sales order management.

h)	Shipping – packaging, manifest creation, shipping carrier management and reporting, physical shipment management, order tracking and reporting.

i)	ISO 9001 – maintain audited policies and procedures, perform audits, work with suppliers on quality programs, and maintain ISO registration, work internal and external corrective action plans.

4.	Telos Maryland will perform the Material Handling Service for Telos IDMS at equal to or better levels of service than the same function or service provided in the performance of Telos Maryland business or contracts utilizing this service

EXHIBIT E

Fees

Fee for Services Provided:	No charge until the Event.
(see Exhibit A)	After the Event Telos IDMS fee will be TBD per month until subsequent next Event.

Fee for Maintenance Services
Provided (see Exhibit B)	Actual costs incurred by Telos Maryland for European Warranty Support Operations in support of the Contracts will be charged as a fee to the Telos IDMS.

Fee for Fixed Facility Infrastructure Costs
Provided (see Exhibit C)	The Telos IDMS 2007 budgeted amount was $210,180. Telos IDMS will pay a monthly amount of $17,515. Other actual extraordinary facility expenses incurred by Telos Maryland will be allocated to the Telos IDMS based on the actual square footage utilized as a percentage (%) of the total.

Fee for Material Handling Services
Provided (see Exhibit D&G)	$50,000 per month for 2007 based on the volume of business budgeted in 2007. Subject to adjustment and renegotiation for future periods and for 2007 if the volume is significantly different than the budget.

EXHIBIT F

Telos IDMS Floor Space Utilization

Space #	SQFT	Name	Group
1043	80	Acha, Jose	DMDC
1039	80	Arabudzki, Tom	DMDC
1139	70	Bantum, Byron	RAPIDS
1133B	50	Bethea, Douglas	RAPIDS
1167 & 1169	140	Clampitt, Tamlyn	DMDC
1135	70	Davis, Donna	RAPIDS
1005	139	Dionizio, Anthony	RAPIDS
1181	80	Edwards, Sherry	RAPIDS
1189	80	Ford, Staci	DMDC
1073	140	Freeman, James	RAPIDS
1157	196	Heffer, Michael	RAPIDS
1143	70	Himes, Robert	DBIDS
1131	100	Hollister, Wallace	RAPIDS
1149 & 1151	140	Hopkins, Mark	DBIDS
1072M*	20	Huynh, Anh	RAPIDS
1079	261	Kimball, Lisa	DMDC
1075	143	Kriss, Rick	RAPIDS
1083	146	Kupper, Leo	DBIDS
1041	80	McClure, Meghan	DMDC
1147	70	McGee, Lori	DBIDS
1072G*	20	McKinney, Dexter	DMDC
1145	70	Meadows, William	DBIDS
1177	80	Moreschi, Coleen	DBIDS
1003	139	Neaverth, James	RAPIDS
1137	70	Nguyen, Thongthai	RAPIDS
1072F*	20	Nguyen, Thu	DMDC
1171	80	O’Neil, Doug	DBIDS
1072D*	20	Owens, Brian	RAPIDS
1045	80	Petrie, Heather	DMDC
1055	80	Rembert, Parrish	DMDC
1173	80	Reyes, Alexis	RAPIDS
1081	180	Ricketts, Craig	DBIDS
1183	70	Ritchie, Joel	DBIDS
1141	70	Roberts, Walter	RAPIDS
1119	80	Rogers, Russell	DBIDS
1072A*	20	San Juan, Jeffrey	RAPIDS

1087	80	Sultan, Ibrahim	DMDC
1133A	50	Tran, Andrew	RAPIDS
1187	70	Uchic, Dick	RAPIDS
1179	80	VanValkenburgh, Gena	RAPIDS
1165	70	Williams, Anthony	DBIDS
1085	80	Zaragoza, Nora	DMDC
1185	70	File Storage	DMDC
1071	431	DBIDS Lab	DBIDS
1161	948	DMDC Lab	DMDC
1001	590	RAPIDS Lab	RAPIDS
2014	225	Ayers, Tom	IM
2054	162	Byrne-Bock, Erin	IM
2036	296	Griffin, Mark	IM
2016	149	Kovach, Dave	IM
2020A	150	Ortt, Mike	DMDC
2022A	150	Shomers, Joe	IM
2020B	150	Voltz, Anne Warehouse GFE	IM
2127	1,020	Storage Warehouse - Rapids	DMDC
2126	1,997	Maintenance & GFE	DMDC

	10,082

EXHIBIT G

Material Handling Details

Approach for Delivering Products

Telos Maryland has the channel relationships, capacity, space, equipment, as well as the experienced, knowledgeable and dedicated personnel, needed to deliver ordered products and services in the desired timeframes.

Telos Maryland also has the infrastructure and mature processes to deliver support and services such as system configurations, integration and testing, custom software image loads, and training. Telos Maryland’s capabilities support on-line catalog orders, request for quotes (RFQs), bulk buys and projects requiring development of plans and schedules.

A key factor to successfully delivering products and associated services for both large volume and numerous small orders is an automated, up-to-date, reliable and accurate method of information exchange between customers and providers. Telos Maryland uses an enterprise architecture that can connect OEMs, multiple distributors, and other suppliers to a near real-time e-commerce enterprise.

Delivery of products starts with a customer order. ISO 9001:2000 order processing and logistics procedures provide the foundation for DMDC order processing capabilities. Each ordered system or peripheral will come with commercial documentation, power and interface cables, and (optional) tagged with a Unique Identification, Special Asset, and or radio frequency identification (RFID) asset tag.

Production and Delivery: For the last 36 years, Telos Maryland has offered direct OEM order execution and delivery, in addition to being a full service systems integrator. Telos Maryland has been working on DMDC product delivery and system integration jobs since Telos Maryland was first awarded the contract by DMDC in 1995.

For those products/systems that do not require specialized system integration prior to shipment, Telos Maryland can ship directly to the customer from the OEM factory and their worldwide distribution centers (pre-imaged by the OEM when required).

Non-routine hardware and software orders requiring complex configurations, orders requiring services such as site surveys, installation, site integration, and those orders directed by Telos Maryland through our on-going supply chain analysis are assembled, tested, and inspected at the Telos Maryland integration facility. Similarly, large orders requiring multiple OEM aggregation and a single delivery will be handled at the Telos Maryland facility. Telos Maryland has been performing this type of custom and specialized integration for all major OEMs for the last 36 years. For many of the large OEMs, Telos Maryland was the original systems integrator that introduced them into the DoD product space and included them on our contracts.

Telos Maryland’s organic delivery infrastructure has a dedicated 67,000 square foot assembly and integration area. The integration facility has the capability to integrate and simultaneously test more than 36,000 configured systems annually. If needed, Telos Maryland can also increase our integration capacity by using additional space or by adding a second and third shift. The integration facility has a flexible design, allowing emulation of customer local area network environments, to include the capability to load the DMDC Golden Master image on all systems automatically.

Adjacent to our integration facility, Telos Maryland maintains a secure Government-Furnished Equipment (GFE) warehouse facility to administer all functions for the DMDC, such as “ship-in-place.”

The Defense Contract Management Agency (DCMA) has approved the Telos Maryland Government Property Control System (GPCS) for all applicable functions in property management, identification, storage, reports and subcontractor control.

Software Image Loading: All desktops and notebooks will be configured and pre-loaded (as-required) with the DMDC Golden Master operating system (OS). Telos Maryland and its desktop and notebook OEMs can leverage an automated image load system that allows high volume production as well as management of the image integrity and virus protection. Custom images can also be provided using this established custom imaging tool. Telos Maryland has provided more than 48,000 custom imaged notebooks for the Army under the ARISS program and 9,600 for the Department of Census.

Delivery Times: Telos Maryland will meet or exceed the stated DMDC delivery times as negotiated with DMDC and GSA. Telos Maryland does require monthly forecast and lead-time analysis from DMDC and our Program Managers that provide suppliers the required stocking levels in order to meet required delivery dates from DMDC.

Telos Maryland performs continuous assessment of the supply chain and takes ongoing corrective and preventative action with our suppliers as part of our ISO 9001:2000 quality standard. This ensures DMDC is receiving peak performance from all aspects of the logistics supply chain.

We have long standing agreements with our transportation carriers and our mutual past experience with DMDC and DoD provides for an experienced and knowledgeable team to get the products delivered on-time and on-location. Telos Maryland and our shippers have significant experience delivering equipment to CONUS as well as named and remote OCONUS locations. Established relationships with multiple commercial carriers including UPS, Federal Express, and DHL ensure DMDC is receiving on-time delivery, full in transit shipment tracking, secure transport, and cost-effective shipping rates.

Telos Maryland has established a global supply chain network and will utilize not only the distribution points of our OEMs and major distribution partners, but will also utilize our logistics and service personnel in-theatre to assist, deliver and manage product deliveries for DMDC.

Expedited Deliveries: As part of Telos Maryland’s Customer Service Program, DMDC has the option of requesting alternate or additional delivery terms or schedules, such as expedited delivery on any order. We offer tailor-made instant response services to DMDC and have a proven logistics shipping network to ensure the shipment arrives safely, without delay and to the right place. Expedited delivery is negotiated between Telos Maryland and the ordering contracting officer on an order-by-order basis using Telos Maryland’s established, proven team of shipment professionals. In the past, Telos Maryland has achieved expedited shipping times of two (2) days for CONUS and three (3) days for OCONUS deliveries.

Features of Telos Maryland’s Expedited Delivery Program

•	Air freight utilized for all point-to-point deliveries

•	Dedicated Telos Maryland Transportation Professional to track and communicate shipment real-time back to the DMDC POC

•	Guaranteed delivery timeframe(s) or no charge for expedited shipment. OCONUS shipment charges will still apply

•	Staff in more than 150 OCONUS locations to help expedite deliveries.

High Volume/Surge Buy Periods: In addition to the combined capacity of the Telos Maryland and its OEM network, Telos Maryland may pre-buy inventory based on upcoming high volume requirements determined through collaboration with the DMDC customer.

Consolidated Buy Periods: When requested by DMDC prior to the consolidated/bulk buy, Telos Maryland will provide tiered pricing for desktop, notebook, and peripheral configurations. Telos Maryland will work closely with our OEMs and channels to obtain the most favorable discounted pricing.

Approach to Providing Warranty

The ISO 9001:2000-certified 365x24x7 Telos Maryland Corporation Customer Support Center (TCCSC) is the heart of Telos Maryland’s customer support responsiveness. All customer support requests are received at the TCCSC. As the first and single point of contact (POC) for customer support, the TCCSC provides a wide range of services. To ensure the quality and timeliness of the support provided, all TCCSC personnel are trained not only in their specific role, but also in overall TCCSC capabilities. This arms the staff with the knowledge to identify the resource most appropriate to respond to a user’s request for technical assistance. Periodic training is provided as new products are added or installations are completed so that the TCCSC staff members who handle the requests can fully respond to the users on the initial contact.

The TCCSC is a feature-rich customer support center that has been in operation for nearly 30 years. It has evolved into a mature customer support center that focuses heavily on Federal Government requirements.

The key to Telos Maryland’s ability to deliver technical assistance, warranty, maintenance, and order processing to our clients, is the fact that we have integrated three state-of-the-art automated systems:

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Peregrine ServiceCenter is an enterprise package designed specifically for service organizations which support a diverse user and equipment base. ServiceCenter is based on the Information Technology Infrastructure Library (ITIL), the industry standard for customer support services best practices. ServiceCenter also incorporates workflow process management that ensures processes are followed, provides automatic escalation, and enables management insight into the status of services. Within the TCCSC, the ServiceCenter supports Customer Relationship Management (CRM), warranty management, maintenance delivery, asset/configuration management, software release/update management, resource management, call handling, proactive problem identification/resolution, and performance measurement.

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Deltek Enterprise is a Government-approved finance and accounting, project management, resource management, subcontractor management, procurement, and materials management system. Deltek Enterprise integrates with the ServiceCenter to deliver corporate accounting and business management functions to the TCCSC technician.

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Telos Maryland e-procure is an electronic catalog and order processing system as discussed above. In addition to providing the standard electronic catalog and ordering features, Telos Maryland e-procure offers a full range of procurement and logistics functions including life-cycle order tracking, electronic order placement with OEMs, vendor performance tracking, and customized user searches.

Proactive Problem Identification and Resolution/Repair: Our philosophy for customer support is to identify and correct problems as early as possible, in many cases, before the client detects the problem. The TCCSC monitors various data sources related to product, installation, performance, security, and interoperability of the Telos Maryland provided products and systems. When an item of interest is identified, the TCCSC proactively notifies affected users of the information, regardless of whether they have reported a similar problem. The TCCSC also evaluates trends in the service calls it receives. When a trend is identified, DMDC users who have similar systems can be notified. The TCCSC has the ability to push key notifications and web technology briefings/articles via e-mail to customers (optional).

Telos Maryland’s Current Quality Certifications

Quality Organization: The Telos Maryland ISO 9001:2000 Quality System, certified by an independent rating facility, is organized in a manner that enhances our ability to provide world-class quality products and services and ensure customer satisfaction. The overall Quality Assurance (QA) organization is functionally divided into four distinct operations: Incoming QA, In-Process QA, Final QA, and Internal Audits.

Telos Maryland performs continuous audits of OEM facilities and distribution points deemed critical as part of our ISO 9001:2000 program and ongoing supply chain analysis.

Incoming Quality Assurance: The Incoming QA function ensures that all purchased products, parts, assemblies and systems meet Telos Maryland’s and DMDC’s specified requirements. This is accomplished through several measurements including: comparison of quantities, type, and part numbers received against a purchase order; determination of the condition in which the parts are received (whole/damaged); and adherence to engineering specifications (such as revision level, size, color, finish, etc.). Defect and failure data are collected to identify trends and assess vendor quality.

In-Process Quality Assurance: The In-Process QA function conducts inspections at specified intervals during the integration cycle of each system. At each inspection and test point, data is captured and entered into the Manufacturing Quality Information (MQI) database where it is analyzed for trends and required corrective action. Additionally, for those shipments produced and shipped from the OEM and distribution points, Telos Maryland performs audits and requires regular data feeds from these shipping points to support the Telos Maryland consolidated quality program.

Final Quality Assurance: The Final QA function conducts reviews of all outgoing products. This includes inspection of accessories (interface/power cables, software packages, user manuals, etc.) to ensure they are correct and provided in the exact quantities. Additionally, outgoing systems configurations are checked to ensure that all required integration and test steps have been successfully completed. DD-250s are checked for completeness and accuracy before submission to the Government. Telos Maryland requires our OEMs and distribution partners to provide quality data as part of Telos Maryland’s consolidated quality program.

Internal Auditing: The Internal Auditing function conducts comprehensive internal audits throughout the company to ensure continued conformance to the ISO 9001:2000-certified policies and procedures and to assess and monitor all aspects of contract performance. Additionally, internal audits ensure that processes and procedures are effective and conducive to producing optimum quality products. This is accomplished by rigorous audits of procedures and processes as they apply to specific contracts. When deficiencies or needs for improvement are identified, a corrective action report is issued for prompt remediation of the deficiency.

Monitoring, Assessing, and Taking Corrective Actions: Telos Maryland employs several mechanisms to continuously monitor, assess, and provide feedback to the QA organization to take corrective actions. Our continuous improvement philosophy is an integral part of our daily business practices, and has led to an extremely low rate of field failures as shown in Table 1.2-1.

Year	Systems Shipped	Failures	Failure Rate
1997	91,526	128.13%
1998	72,323	73.10%
1999	54,464	60.11%
2000	46,081	55.11%
2001	78,105	11.01%
2002	80,596	1.00%
2003	50,748	0.00%
2004	49,236	3.00%
Up to date 2005	62,997	0.00%

Table 1.2-1: Telos Maryland continuously monitors, assesses, and provides feedback to the QA organization for continuous quality improvement.

During the last four years, Telos Maryland has achieved a near zero product failure rate; we will apply these same mature processes and procedures in support of DMDC.

Quality Certification and Processes throughout the Life of Contracts

Telos Maryland primarily uses five tools/processes to ensure continuous quality throughout the life of the contract, which are:

ISO 9001:2000 Recertification’s: Telos Maryland obtained our first ISO 9001:2000 certification in 1996, and has renewed it every three (3) years since then. As part of Telos Maryland’s approach to ensure quality, processes and certifications are maintained and kept current throughout the life of all contracts. Telos Maryland has implemented a centralized policy and procedures initiative using the Policy Technologies Policy and Procedure Manager software. All of the Telos Maryland policies and procedures have been centralized as a part of our continuous improvement initiative. All of the business processes have been documented and are subject to automatically scheduled periodic review. These policies and procedures cover all aspects of our business processes and are tightly coupled with our existing approved ISO 9001:2000 procedures.

Senior Management Site Visits: Telos Maryland senior management makes periodic visits to customer sites to discuss our performance and to ensure the customer is happy with the products and services that Telos Maryland is providing.

Customer Satisfaction Surveys: As a part of our customer feedback and continuous improvement process, we request customer feedback when service tickets are closed to measure customer satisfaction on a continuous closed loop basis. Any deficiencies discovered are analyzed to determine their cause and corrective actions are taken immediately.

Performance Metrics: Telos Maryland has established contract performance metrics; and, we will closely track and share with DMDC the results of these metrics. If necessary, Telos Maryland will take immediate corrective actions to ensure we meet or exceed performance thresholds.

OEM Quality Tracking: Telos Maryland’s quality organization performs an ongoing analysis of the supply chain to ensure performance by the OEMs and distribution partners in the effective and efficient execution of the established metrics and contractual requirements of DMDC contract.

EXHIBIT H

Signature Authority

List of Attachments

Attachment 1: Telos GSA Master Subcontract Agreement, effective July 1, 2007, for Contract No. K03TH078B00, dated August 1, 2006 (the “August Contract”);

Attachment 2: Telos GSA Master Subcontract Agreement, effective July 1, 2007, for Delivery Order GST0006AC1057 (the “DMDC Consumables Contract” and together with the August Contract, the “Contracts”);

Attachment 3: Telos NETCENTS Master Subcontract Agreement (the “NETCENTS Subcontracting Agreement”), effective July 1, 2007, for task/delivery orders awarded to Telos under the NETCENTS prime contract number FA8771-04-D-0009;

Attachment 4: Telos NETCOM Master Subcontract Agreement (the “NETCOM Subcontracting Agreement”), effective July 1, 2007, for task/delivery orders awarded to Telos under the NETCOM Blanket Purchase Agreement contract number DABL03-03-A-0019;

Attachment 5: GSA Schedule Agent Agreement, effective July 13, 2007, for the uninhibited and unlimited use of the existing Telos Maryland GSA Schedule 70 (GS-35F-4315D), as well as all future modifications and enhancements to this Schedule.